Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

SENDERO MIDSTREAM PARTNERS, LP,

ENERGY CAPITAL PARTNERS III, LP,

ENERGY CAPITAL PARTNERS III-A, LP,

ENERGY CAPITAL PARTNERS III-B (SENDERO IP), LP,

ENERGY CAPITAL PARTNERS III-C (SENDERO IP), LP,

CARLSBAD CO-INVEST, LP,

ECP III (SENDERO CO-INVEST) CORP,

SENDERO MIDSTREAM MANAGEMENT, LLC,

SENDERO MIDSTREAM GP, LLC

and

CRESTWOOD MIDSTREAM PARTNERS LP,

CRESTWOOD SENDERO GP LLC

and

SOLELY FOR PURPOSES OF SECTION 8.14,

CRESTWOOD EQUITY PARTNERS LP

Dated as of May 25, 2022

i

SCHEDULES

Schedule 1.1(a)	Illustrative Calculation
Schedule 1.1(b)	Permitted Liens
Schedule 3.2	Noncontravention
Schedule 3.3(a)	Liens on Subject Interests
Schedule 3.3(b) Schedule 3.4(a)	Capitalization Exceptions Subsidiaries
Schedule 3.5(a)	Financial Statements
Schedule 3.5(b)	Liabilities
Schedule 3.5(c)	Accounts Receivable
Schedule 3.6	Material Adverse Effect
Schedule 3.7	Certain Developments
Schedule 3.8(a)	Real Property
Schedule 3.8(b)	Rights-of-Way
Schedule 3.9(a)	Tax Returns
Schedule 3.9(c)	Tax Audit
Schedule 3.9(e)	Tax Extension
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Material Contracts Exceptions
Schedule 3.11(b)	Proprietary Rights
Schedule 3.11(c)	Proprietary Rights Exceptions
Schedule 3.12	Litigation
Schedule 3.14(a)	Acquired Entity Benefit Plans
Schedule 3.14(f)	Reimbursements Under Benefit Plans
Schedule 3.15	Employee Matters
Schedule 3.16	Insurance
Schedule 3.17(a)	Compliance with Laws
Schedule 3.17(b)	Permit Matters
Schedule 3.18	Environmental Matters
Schedule 3.19	Title to Assets
Schedule 3.20	Condition of Assets
Schedule 3.21	Affiliate Transactions
Schedule 4.3	Seller Ownership of the Subject Interests
Schedule 6.13(a)	Non-Continuing Employees
Schedule 6.13(b)	Potential Employees
Schedule 6.14	Credit Support Obligations
Schedule 6.21	Termination of Affiliate Transactions

EXHIBITS

Exhibit A	Form of Assignment

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is made and entered into as of May 25, 2022, by and among Sendero Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), Energy Capital Partners III, LP, a Delaware limited partnership (“ECP III”), Energy Capital Partners III-A, LP, a Delaware limited partnership (“ECP III-A”), Energy Capital Partners III-B (Sendero IP), LP, a Delaware limited partnership (“ECP III-B”), Energy Capital Partners III-C (Sendero IP), LP, a Delaware limited partnership (“ECP III-C”), Carlsbad Co-Invest, LP, a Delaware limited partnership (“Carlsbad CIV”), ECP III (Sendero Co-Invest) Corp, a Delaware corporation (“ECP III CIV” and, together with ECP III, ECP III-A, ECP III-B, ECP III-C and Carlsbad CIV, the “ECP Parties”), Sendero Midstream Management, LLC, a Delaware limited liability company (“Sendero Management” and, together with the ECP Parties, “LP Interest Sellers”), Sendero Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the LP Interest Sellers, “Sellers”), and Crestwood Midstream Partners LP, a Delaware limited partnership (the “LP Buyer”), Crestwood Sendero GP LLC, a Delaware limited liability company (the “GP Buyer” and together with the LP Buyer, each a “Buyer” and collectively, the “Buyers”), and, solely for purposes of Section 8.14, Crestwood Equity Partners LP, a Delaware limited partnership and the indirect owner of Buyers (“Guarantor”). Each Seller and Buyers may be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, (i) LP Interest Sellers collectively own all of the outstanding limited partner interests (the “LP Interests”) in the Partnership, which are comprised of Class A Interests and Class B Interests, and (ii) the ECP Parties own 100% of the limited liability company interests of the General Partner;

WHEREAS, the General Partner is the sole general partner of the Partnership and owns all of the outstanding general partner interests (the “GP Interests” and, together with the LP Interests, the “Subject Interests”) in the Partnership, which are non-economic general partner interests;

WHEREAS, the Partnership owns 100% of the limited liability company interests of Sendero Midstream Holdings, LLC, a Delaware limited liability company (“Holdings”);

WHEREAS, Holdings owns 100% of the limited liability company interests of each of Sendero Carlsbad Midstream, LLC, a Delaware limited liability company (“Sendero Carlsbad Midstream”), and Sendero Carlsbad Finance, LLC, a Delaware limited liability company (“Sendero Carlsbad Finance”);

WHEREAS, on the terms and subject to the conditions of this Agreement, (i) LP Buyer desires to purchase from LP Interest Sellers, and LP Interest Sellers desire to sell to LP Buyer, the LP Interests, and (ii) GP Buyer desires to purchase from the General Partner, and the General Partner desires to sell to GP Buyer, the GP Interests; and

WHEREAS, as a material inducement to Sellers’ willingness to enter into this Agreement and consummate the transactions contemplated hereby, Guarantor is delivering to Sellers the Guarantee, as set forth in Section 8.14.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Accrued Construction Costs” has the meaning ascribed to such term in the Financial Statements, consistently applied.

“Acquired Entities” means, collectively, the Partnership and the Partnership Subsidiaries.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person concerning (i) any direct or indirect merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Acquired Entities; (ii) the issuance or acquisition of any Equity Interests in the Acquired Entities, other than the issuance of Class A Interests by the Partnership in exchange for the cancellation of all or a portion of the Outstanding Second Lien Indebtedness in accordance with the terms of the Holdings Second Lien Credit Agreement; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Acquired Entities’ properties or assets.

“Adjusted Working Capital” means an amount (which may be positive or negative), calculated as of the Adjustment Time in accordance with GAAP, consistently applied, equal to (i) the current assets (excluding Cash and Tax assets of the Acquired Entities), minus (ii) the current Liabilities (including current Tax Liabilities but excluding Indebtedness, deferred Tax Liabilities, Accrued Construction Costs, Interest Payable, Interest Payable – Affiliate, and Outstanding Transaction Expenses) of the Acquired Entities.

“Adjustment Amount” means an amount (which may be positive or negative), calculated in accordance with GAAP, consistently applied, equal to:

(a) the Closing Cash Amount;

(b) minus the Closing Indebtedness Amount;

(c) (i) plus the amount, if any, that the Adjusted Working Capital is greater than the Working Capital Target Ceiling, or (ii) minus the amount, if any, that the Adjusted Working Capital is less than the Working Capital Target Floor; and

(d) minus the Outstanding Transaction Expenses.

For the avoidance of doubt, it is the intent of the Parties that no working capital adjustment will be made to the Purchase Price if the Adjusted Working Capital is equal to or greater than the Working Capital Target Floor but less than or equal to the Working Capital Target Ceiling.

“Adjustment Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Texas or State of New York.

“Cash” means unrestricted cash and cash equivalents of the Acquired Entities on a consolidated basis, including checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits, which shall include deposits in transit and be net of outstanding Acquired Entity checks and drafts, as determined in accordance with GAAP, consistently applied.

“Class A Interests” shall have the meaning given to it in the Sendero Partnership Agreement.

“Class B Interests” shall have the meaning given to it in the Sendero Partnership Agreement.

“Clayton Act” means the Clayton Act of 1914.

“Closing Adjustment Certificate” means a certificate signed by an officer of each Buyer setting forth Buyers’ calculation of the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with reasonable supporting calculations and documentation.

“Closing Cash Amount” means, without duplication, an amount equal to the aggregate amount of Cash at the Acquired Entities as of the Adjustment Time (without giving effect to the Closing).

“Closing Indebtedness Amount” means an amount equal to the aggregate amount of Indebtedness for Borrowed Money of the Acquired Entities, calculated as of immediately prior to the Closing Date in accordance with GAAP, consistently applied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 28, 2022, by and between Crestwood Midstream Partners LP, a Delaware limited partnership, and the Partnership.

“Contract” means any legally binding written or oral contract, agreement or license (including any amendments thereto), but excluding any Lease or Rights-of-Way.

“Continuing Employee” means each employee of the Partnership as of immediately prior to the Closing that accepts an offer of employment with Buyers or their Affiliate, other than Non-Continuing Employees (as defined in Section 6.13(a) after the application of Section 6.13(b)).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, including the CARES Act and the Families First Act.

“COVID-19 Pandemic” means the SARS-CoV-2 (and all related strains and sequences) or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“COVID-19 Response” means (a) any action taken or omitted to be taken by any of the Acquired Entities pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Entity or industry group providing for business closures, “sheltering-in-place” or other restriction that relates to, or arises out of, any pandemic, epidemic or disease outbreak and (b) any action taken or omitted to be taken by any of the Acquired Entities to protect the business that is responsive to any pandemic, epidemic or disease outbreak, as determined by such Acquired Entity, in its sole and reasonable discretion.

“Credit Support Obligations” means any letters of credit, guarantees, surety bonds and other credit support instruments issued by Sellers, or by any of Sellers’ Affiliates on behalf of any of the Acquired Entities, to any of the Acquired Entities, or on behalf of any of the Acquired Entities to any third-party or Governmental Entity, in each case, which are set forth in Schedule 6.14.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each equity based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life, or disability plan, program, or policy, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Partnership, other than a multiemployer plan as defined in Section 3(37) of ERISA.

“Enterprise Value” means $600,000,000.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations in effect on the date hereof concerning pollution or protection of the environment, natural resources, or occupational health and safety (as such relates to exposure to Hazardous Materials), pipeline safety, or otherwise relating to the generation, use, storage, transportation, management, disposal or Release of Hazardous Materials.

“Environmental Permits” means any Permit issued pursuant to Environmental Laws.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, equity, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Statement.

“Estimated Adjustment Statement” means a written statement prepared by the Partnership setting forth the Partnership’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations. For illustrative purposes only, Schedule 1.1(a) includes a calculation of the Adjusted Working Capital, the Closing Cash Amount and the Closing Indebtedness Amount, assuming for purposes of such calculation that the Closing Date is March 31, 2022.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Financing” means any debt or equity financing incurred or intended to be incurred by Buyers and their Affiliates at or prior to the Closing pursuant to commitment letters or similar agreements, in each case, in regards to financing the transactions contemplated by this Agreement.

“Financing Sources” means the Persons that have committed to provide, will commit to provide or otherwise enter into agreements in connection with the Financing to be consummated at or prior to Closing, in their capacities as providers of debt or equity financing, together with their Affiliates, officers, directors, employees, limited partners, stockholders, managers, members, agents and representatives involved in the Financing and their successors and assigns.

“Fraud” means actual and intentional fraud by a Party with regard to the representations and warranties made by such Party in this Agreement (as modified by the Disclosure Schedules), that shall require a knowing and intentional material misrepresentation, with actual knowledge of falsity, by such Party or a knowing and intentional material concealment of facts by such Party, in each case, with respect to such representations and warranties, with the intent of inducing any other Party to enter into this Agreement or to act in reliance thereon and upon which such other Party has justifiably relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory) under applicable Law.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.9(j) (Tax Classification), Section 3.13 (Brokerage), Section 4.1 (Organization; Authority; Enforceability), Section 4.3 (Ownership) and Section 4.5 (Brokerage).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation and limited liability company agreement (or analogous documents); or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or that govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, municipality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, legislative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any multinational, national, federal, state, local or municipal jurisdiction, whether United States or foreign.

“Hazardous Materials” means all chemicals, substances and materials regulated as hazardous or toxic, or as pollutants or contaminants, or words of similar meaning or import, under Environmental Laws, including, without limitation any petroleum, petroleum products or byproducts, natural gas, natural gas liquids, per and polyfluoroalkyl substances, NORM, asbestos and polychlorinated biphenyls.

“Holdings First Lien Credit Agreement” means the Credit Agreement, dated as of January 16, 2018, among Holdings, as Borrower, the Partnership, as Parent, Wells Fargo Bank, N.A., as Administrative Agent, and the Lenders party thereto, as amended to date.

“Holdings Second Lien Credit Agreement” means the Credit Agreement, dated as of December 7, 2020, among Holdings, as Borrower, the Partnership, as Parent, ECP III-A, as Second Lien Agent, and the Lenders party thereto, as amended to date.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Acquired Entities on a consolidated basis and without duplication: (i) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including, for the avoidance of doubt, the Outstanding Second Lien Indebtedness; (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) all indebtedness for borrowed money of any Person for which the Acquired Entities have guaranteed payment; (iv) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earnouts but excluding, for the avoidance of doubt, any purchase commitments for capital expenditures or otherwise incurred in the ordinary course of business and maturing within

365 days after the incurrence thereof); (v) the principal component of all obligations, contingent or otherwise, of such Person (a) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (b) in respect of banker’s acceptances; (vi) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and (vii) all obligations under capital leases of such Person; provided, that “Indebtedness” shall not include (A) accounts payable to trade creditors, purchase commitments, accrued expenses and deferred revenues, in each case to the extent included as current Liabilities in the calculation of Adjusted Working Capital, (B) any intercompany Indebtedness between any of the Acquired Entities, on the one hand, and one or more of the other Acquired Entities, on the other hand, or (C) any Tax Liabilities. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness with respect to the Acquired Entities, including principal (including the current portion thereof) or scheduled payments, accrued interest or finance charges, and other fees, premiums, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness with respect to the Acquired Entities at Closing.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness described in clauses (i), (ii), (iii), (iv), (v) (to the extent non-contingent), and (vi) of the definition of Indebtedness.

“Independent Accounting Firm” means KPMG LLP; provided, that, in the event that the designated Independent Accounting Firm refuses or is otherwise unable to accept the appointment provided for hereunder, Seller Representative and Buyers shall jointly appoint a replacement independent, nationally-recognized accounting firm to serve in the capacity of the Independent Accounting Firm.

“Initial Purchase Price” means an amount equal to (i) the Enterprise Value, (ii) plus the Estimated Adjustment Amount and (iii) minus the Seller Representative Expense Amount.

“Interest Payable” has the meaning ascribed to such term in the Financial Statements, consistently applied.

“Interest Payable – Affiliate” has the meaning ascribed to such term in the Financial Statements, consistently applied.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means information technology devices, computers, computer software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment owned, licensed or leased by any of the Acquired Entities and, in each case, controlled by the Acquired Entities.

“Knowledge” as used in the phrase “to the Knowledge of the Partnership” or phrases of similar import means the actual knowledge of Joseph Griffin, Derek Gipson, Emily Mills and Ed Sereno, after due inquiry.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees, decisions, orders, constitutions, treaties or other pronouncements or provisions having the effect of laws of any Governmental Entity, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Acquired Entities.

“Leases” means all leases, licenses, concessions and other agreements pursuant to which the Acquired Entities lease, sublease or otherwise hold any Leased Real Property.

“Liabilities” means any and all debts, liabilities, Taxes, claims, demands, expenses, commitments, Losses or other obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, contingent or otherwise, whether due or to become due of any Person.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, security interests, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and charges thereon or any other interests in, or claims on, title to such asset, whether arising by Contract, by operation of Law, or otherwise.

“Losses” means all losses, damages, liabilities, judgments, awards, Taxes, penalties, fines, settlements and any interest and reasonable expenses (including reasonable attorneys’ fees) associated therewith; provided, however, that “Losses” shall not include any punitive damages except to the extent they are required to be paid to a third party.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon (a) the business, assets and properties, condition (financial or otherwise) or operating results of the Acquired Entities, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following will constitute a Material Adverse Effect, or will be deemed themselves to constitute a Material Adverse Effect: (i) changes that are the result of factors generally affecting the industries or markets in which the Acquired Entities operate, whether international, national, regional, state, provincial or local; (ii) any adverse change, effect or circumstance arising out of the announcement (intentional or otherwise) of the transactions contemplated by this Agreement, including (A) Losses or threatened Losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Acquired Entities or (B) the initiation of litigation or other administrative Proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (iii) changes in Law or GAAP (or other accounting principles or regulatory policy) or the interpretation thereof; (iv) any failure of the Acquired Entities to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the international, national, regional, state, provincial or local economy or financial markets; (vi) any change in the financial, banking, or securities markets, in each case, including any disruption thereof and any change in the price of any commodity, security or market index; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, or other force majeure event; (viii) any epidemic, pandemic or disease outbreak (including COVID-19), escalation or general worsening thereof, or compliance with COVID-19 Measures or Laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any change in such Laws, regulations, statutes, directives, pronouncements or guidelines or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) any protest, riot, demonstration, public disorder, civil unrest or political instability (or any escalation or worsening of any protest, riot, demonstration, public disorder, civil unrest or political instability) and any response to such an event, including any compliance with or adherence to or actions or inactions taken in response to or anticipation of any Law, action, curfew, closure, shut down, directive, order, policy, guideline or recommendation by any Governmental Entity or any disaster or business continuity plan of any Acquired Entity or any change in applicable Laws arising from or otherwise relating to such event; (x) any international, national, regional, state, provincial or local regulatory, political or social conditions; (xi) any change resulting or arising from any outbreak, continuation, or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, or acts of foreign or domestic terrorism or sabotage (including any cyberattack or hacking), or the escalation of any of the foregoing; (xii) any consequences arising from each Buyer’s compliance with its obligations under Section 6.2 or the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; and (xiii) any actions or omissions required to be taken or not taken, and any consequences thereof, by any of the Acquired Entities in accordance with this Agreement or the other Transaction Documents or consented to in writing by Buyers or any of their Affiliates; provided further, however, that any event, circumstance or state of facts referred to in clauses (i), (iii), (v), (vi), (vii), (viii), (ix), (x) and (xi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Entities compared to other participants in the industries in which the Acquired Entities conducts its businesses.

“NORM” means naturally occurring radioactive material.

“Outstanding Second Lien Indebtedness” means the aggregate amount of outstanding principal (including interest paid in kind) and accrued but unpaid interest under the Holdings Second Lien Credit Agreement, if any.

“Outstanding Transaction Expenses” means, to the extent not paid prior to Closing, without duplication, (i) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including Latham & Watkins), investment bankers or other representatives) incurred by the Acquired Entities through the Closing in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby and (ii) any severance paid to a Non-Continuing Employee, bonuses paid to a Non-Continuing Employee, termination, transaction, retention, or change of control payments to personnel providing services to the Acquired Entities for which the Acquired Entities could become responsible as a result of the Closing pursuant to agreements entered into prior to the Closing (excluding any agreements entered into with or at the direction of Buyers or any of their pre-Closing Affiliates); provided, that in no event shall Outstanding Transaction Expenses include any fees, costs or expenses (i) initiated or otherwise incurred at the request of Buyers or any of their Affiliates or representatives, (ii) incurred in respect of the R&W Insurance Policy (including, for the avoidance of doubt, any premiums, Taxes or commissions) or (iii) related to any financing activities of Buyers or any of their Affiliates in connection with the transactions contemplated hereby.

“Owned Real Property” means all fee estates in and to land, buildings, structures, improvements, fixtures or other interest in real property held by the Acquired Entities.

“Partnership Subsidiaries” means, collectively, Holdings, Sendero Carlsbad Midstream and Sendero Carlsbad Finance.

“Pass-Through Tax Return” means any income Tax Return filed by or with respect to any of the Acquired Entities for any Pre-Closing Tax Period to the extent that (i) such Acquired Entity is treated as a partnership or as an entity disregarded as separate from its owner for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of any of Sellers or the direct or indirect owners of Sellers.

“Permits” means all permits, licenses, variances, exemptions, waivers, certificates, registrations, approvals or authorizations issued granted by or filed with any Governmental Entity.

“Permitted Liens” means (i) Liens securing obligations under capital leases, (ii) any exceptions, encumbrances or other matters disclosed in policies of title insurance or surveys with respect to the property that have been made available to Buyers, but excluding deeds of trust, mortgages and similar instruments encumbering the real property interests of the Acquired Entities, (iii) Liens for Taxes that are not yet delinquent or that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP, (iv) statutory Liens for obligations which are not yet delinquent or that are being contested in good faith by appropriate Proceedings for which adequate reserves have been established in accordance with GAAP, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or that are being contested in good faith by appropriate Proceedings, (vi) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (vii) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity that are not violated by the current use of the real property affected thereby, (viii) in the case of Leased Real Property or Rights-of-Way, any Liens to which the underlying fee or any other interest in the underlying leased premises or lands is subject, including rights of the landlord under the Lease or lands and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (ix) as to real property, all matters of record (but excluding deeds of trust, mortgages and similar instruments), easements, restrictions, covenants, reservations or encroachments, servitudes, permits, surface leases, conditions, restrictions, and other rights (including, without limitation, with respect to roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment), minor defects or irregularities in, and other similar matters affecting title to, real property, whether or not of record, that, individually or in the aggregate, do not, and would not reasonably be expected to, have a material adverse impact on the real property rights and interests associated with the operating assets of the business of the Acquired Entities, (x) licenses of Proprietary Rights in the ordinary course of business, (xi) deeds of trust, mortgages, and similar instruments securing any Indebtedness of any of the Acquired Entities that will be released at Closing, (xii) the terms of any Material Contract, (xiii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (xiv) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, and (xv) those Liens set forth in Schedule 1.1(b).

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that: (a) identifies or can be used to identify an individual (including names, signatures, addresses, telephone numbers, email addresses, geolocation information and other unique identifiers); or (b) is considered “personal data,” “personal information,” “personally identifiable information” or the equivalent under applicable Privacy/Data Security Laws.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date.

“Privacy/Data Security Laws” means all laws, policies, codes, regulations, and the like governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, or transfer of Personal Information or the security of Acquired Entities’ IT Assets, including the following, to the extent applicable: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Entity under the foregoing instruments, state data security laws, state data breach notification laws, any applicable laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Proceeding” means any action, claim, charge, labor grievance, suit, litigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Proprietary Rights” means all of the following, in any jurisdiction throughout the world: (i) patents, patent disclosures and inventions and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (ii) trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (iii) works of authorship, copyrights, copyrightable works, and rights in databases and software; (iv) registrations, applications for registration, renewals, extensions and reversions of any of the foregoing; (v) trade secrets and all other rights in confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (collectively, “Trade Secrets”); and (vi) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, including all documentation related to any of the foregoing (collectively, “Software”).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration into the indoor or outdoor environment or into or out of any property, including through or in the air, soil, surface water, or groundwater.

“Rights-of-Way” means easements, rights-of-way, permits, servitude, licenses, surface use agreements, surface leases and other leasehold estates, other agreements to use the surface of real property held or used by the Acquired Entities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (i) applicable federal, state and local securities Laws and (ii) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Seller Representative Expense Amount” means an amount equal to $5,000,000.

“Sendero Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of Sendero Midstream Partners, LP, dated as of June 8, 2021, as amended.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” has the meaning set forth in the definition of “Proprietary Rights.”

“Solvent” means, that, as of any date of determination, (i) the fair value of the assets of Buyers and the Acquired Entities on a consolidated basis, as of such date, exceeds the sum of all Liabilities of Buyers and the Acquired Entities, including contingent and other Liabilities, as of such date, (ii) the fair saleable value of the assets of Buyers and the Acquired Entities on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of Buyers and the Acquired Entities on their existing debts (including contingent Liabilities) as such debts become absolute and matured and (iii) Buyers and the Acquired Entities on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such date.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum tax imposed by any Governmental Entity, (b) any interest, fines, penalties or additions to tax imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any liability for the items described in clauses (a) or (b) of another Person as successor or by Contract or applicable Law.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Entity or political subdivision thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Proprietary Rights.”

“Trademarks” has the meaning set forth in the definition of “Proprietary Rights.”

“Transaction Documents” means this Agreement and all documents and certificates delivered or required to be delivered pursuant to this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Working Capital Target Ceiling” means an amount equal to $12,000,000.

“Working Capital Target Floor” means an amount equal to $6,000,000.

Section 1.2 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
A&R GGPPA	Section 6.1(f)
Acquired Entity Benefit Plan	Section 3.14(a)
Affiliate Transaction	Section 3.21
Agreement	Preamble
Antitrust Laws	Section 6.2(c)
Balance Sheet Date	Section 3.5(a)
Buyers	Preamble
Carlsbad CIV	Preamble
Casualty Loss	Section 6.4
Closing	Section 2.4
Closing Date	Section 2.4
control	Section 1.1
D&O Provisions	Section 6.10(a)
ECP III	Preamble
ECP III CIV	Preamble
ECP III-A	Preamble
ECP III-B	Preamble
ECP III-C	Preamble
ECP Parties	Preamble
Excess Payment	Section 2.3(f)(i)
Final Adjustment Certificate	Section 2.3(d)
Final Settlement Date	Section 2.3(c)
Financial Statements	Section 3.5(a)
First Lien Debt Payoff Amount	Section 2.5(b)(iii)(C)
General Partner	Preamble
GP Buyer	Preamble
GP Interests	Recitals
Guarantee	Section 8.14(a)
Guarantor	Preamble
Holdings	Recitals
Indemnified Persons	Section 6.10(a)
Intended Tax Treatment	Section 2.6(a)
Latham & Watkins	Section 8.11(a)
LP Buyer	Preamble
LP Interest Sellers	Preamble
LP Interests	Recitals

Defined Term	Reference
Material Contract	Section 3.10(b)
Maximum D&O Premium	Section 6.10(a)
MOP	Section 6.1(f)
Multiemployer Plan	Section 3.14(a)
New Plans	Section 6.13
Non-Continuing Employee	Section 6.13
Nonparty Affiliates	Section 6.17
Notice of Disagreement	Section 2.3(c)
Outside Date	Section 7.1(c)
Partnership	Preamble
Partnership Proprietary Rights	Section 3.11(a)
Party and Parties	Preamble
Purchase Price	Section 2.2
Purchase Price Allocation	Section 2.6(b)
R&W Insurance Policy	Section 6.3
Second Lien Debt Payoff Amount	Section 2.5(b)(iii)(D)
Seller Representative	Section 8.13(a)
Seller Representative Expense Account	Section 8.13(c)
Seller Tax Returns	Section 6.5(a)
Sellers	Preamble
Sendero Carlsbad Finance	Recitals
Sendero Carlsbad Midstream	Recitals
Sendero Management	Preamble
Shortfall Payment	Section 2.3(f)(i)
Subject Interests	Recitals
Tail Policy	Section 6.10(a)
Tax Contest	Section 6.5(c)
Transfer Taxes	Section 6.5(f)

Section 1.3 Rules of Construction.

(a) Unless the context otherwise requires, references in this Agreement to (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the Section or subsection in which the reference occurs, (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions), (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities and (v) any federal, state, local, or foreign statute or Law shall be deemed references to all rules and regulations promulgated thereunder.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including, without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. The word “or” shall not be exclusive.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Purchase and Sale of the Subject Interests. Subject to the terms and conditions set forth herein, at the Closing:

(a) LP Buyer shall purchase, and each LP Interest Seller shall sell transfer, convey, assign and deliver, all of such LP Interest Seller’s right, title and interest in and to the LP Interests, free and clear of all Liens other than Securities Liens, in exchange for an amount in cash equal to such LP Interest Seller’s portion of the Initial Purchase Price as set forth in, and determined in accordance with, Section 2.2; and

(b) GP Buyer shall purchase, and the General Partner shall sell transfer, convey, assign and deliver, all of the General Partner’s right, title and interest in and to the GP Interests, free and clear of all Liens other than Securities Liens, and GP Buyer shall be admitted as the general partner of the Partnership in exchange for no additional consideration.

Section 2.2 Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.5(c)(iii)) for the Subject Interests shall be an aggregate amount equal to the Initial Purchase Price. The Initial Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.3 (such Initial Purchase Price, as adjusted in accordance with Section 2.3 shall be the “Purchase Price”).

Section 2.3 Post-Closing Adjustment.

(a) Estimated Adjustment Certificate. At least two (2) Business Days prior to the Closing Date, Seller Representative shall prepare and deliver to Buyers the Estimated Adjustment Statement.

(b) Closing Adjustment Certificate. As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, Buyers shall prepare and deliver to Seller Representative the Closing Adjustment Certificate; provided, that, if Buyers do not deliver the Closing Adjustment Certificate within such time period, then, the Estimated Adjustment Statement shall be deemed to be the Closing Adjustment Certificate and Seller Representative shall have the rights set forth in this Section 2.3 with respect thereto. From after Seller Representative’s receipt of the Closing Adjustment Certificate until the Final Adjustment Certificate is determined pursuant to this Section 2.3, Buyers shall (i) permit Seller Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation and review of the Closing Adjustment Certificate and provide Seller Representative with copies thereof (as reasonably requested by Seller Representative) and (ii) provide Seller Representative and its representatives reasonable access to Buyers’ and the Partnership’s employees and advisors in connection with the preparation and review of the Closing Adjustment Certificate.

(c) Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the earlier of, as applicable, the date that is sixty (60) days after (i) receipt of the Closing Adjustment Certificate by Seller and (ii) the expiration of the sixty (60)-day time period specified in Section 2.3(b) in the event Buyers do not deliver a Closing Adjustment Certificate within such time period (the “Final Settlement Date”), in each case, unless Seller Representative gives written notice of its disagreement (“Notice of Disagreement”) to Buyers prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by Buyers, then the Closing Adjustment Certificate (as revised in accordance with Section 2.3(d), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller Representative and Buyers agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(d) Final Adjustment Certificate. During the first twenty (20) days after the date upon which Buyers receive a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement with respect to all matters specified in the Notice of Disagreement, the matters that remain in dispute may as promptly as reasonably possible thereafter be submitted to the Independent Accounting Firm by either Seller Representative or Buyers for review and resolution; provided, however, that any materials so provided to the Independent Accounting Firm shall also simultaneously be made available to the other disputing Party. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable, and shall be conducted on a confidential basis. Seller Representative and Buyers shall, not later than seven (7)

days prior to the hearing date set by the Independent Accounting Firm, submit a statement (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.3(d), and the Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an independent accounting firm and not as an expert, (ii) address only those items in dispute and all determinations shall be based solely on the written presentations of Seller Representative and Buyers and their respective representatives, and not by independent review, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller Representative or Buyers or smaller than the smallest value for such item claimed by either Seller Representative or Buyers. The decision of the Independent Accounting Firm shall be final and binding on the Parties. Judgement may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.3(b), as subsequently adjusted, if applicable, pursuant to this Section 2.3(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.

(e) Costs and Expenses. The costs and expenses of the Independent Accounting Firm in connection with resolving such disputed matters pursuant to Section 2.3(d) shall be borne by Buyers, on the one hand, and Seller Representative, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Buyers claim the Adjustment Amount is one thousand dollars ($1,000) less than the amount determined by Seller Representative, and Seller Representative contests only five hundred dollars ($500) of the amount claimed by Buyers, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Buyers three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Independent Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller and forty percent (40%) (i.e., 200 ÷ 500) to Buyers. Prior to the Independent Accounting Firm’s determination of disputed matters pursuant to Section 2.3(d), (i) Buyers, on the one hand, and Seller Representative, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Independent Accounting Firm and (ii) during the engagement of the Independent Accounting Firm, the Independent Accounting Firm will bill fifty percent (50%) of the total charges to each of Buyers, on the one hand, and Seller Representative, on the other hand.

(f) Final Settlement and Adjustment to Purchase Price; Payment.

(i) (x) If the Adjustment Amount set forth on the Final Adjustment Certificate is less than the Estimated Adjustment Amount, then the Purchase Price shall equal the Initial Purchase Price decreased by an amount equal to the absolute value of such excess of the Estimated Adjustment Amount over the Adjustment Amount set forth on the Final

Adjustment Certificate (a “Shortfall Payment”) and (y) if the Adjustment Amount set forth on the Final Adjustment Certificate is greater than the Estimated Adjustment Amount, then the Purchase Price shall equal the Initial Purchase Price increased by an amount equal to the absolute value of such excess of the Adjustment Amount set forth on the Final Adjustment Certificate over the Estimated Adjustment Amount (an “Excess Payment”).

(ii) Any Shortfall Payment or Excess Payment, as applicable, shall be paid as follows:

(A) in the event of an Excess Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, Buyers shall pay or cause to be paid in immediately available funds by wire transfer to Seller Representative an amount in cash equal to the Excess Payment; or

(B) in the event of a Shortfall Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, Sellers shall pay or cause to be paid in immediately available funds by wire transfer to Buyers an amount in cash equal to the Shortfall Payment.

(iii) The amount of any Shortfall Payment or Excess Payment, as applicable, to be made after the Closing Date pursuant to this Section 2.3(f) shall bear interest from and including the date on which such Excess Payment or Shortfall Payment, as applicable, becomes payable pursuant to Section 2.3(f)(ii) to but excluding the date of payment at a rate per annum (calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed) equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates.

(g) Tax Treatment. Any payments made pursuant to this Section 2.3 shall be treated as adjustments to the Initial Purchase Price for applicable income Tax purposes to the extent permitted by applicable Law.

Section 2.4 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of electronic signature pages by email at 9:00 a.m. Central Time on the second Business Day after the conditions set forth in Section 2.5 have been satisfied, or, if permissible, waived in writing by the Party entitled to the benefit of the same (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date.

Section 2.5 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(i) Hart-Scott-Rodino Act. All waiting periods (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the transactions contemplated hereby, shall have expired or been terminated.

(ii) No Orders or Illegality. There shall not be any Law in effect that enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby.

(b) Conditions to Obligations of Buyers. The obligation of Buyers to consummate the transactions to be performed by Buyers in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. (A) The representations and warranties regarding the Acquired Entities set forth in Article III of this Agreement and Sellers set forth in Article IV of this Agreement (other than Fundamental Representations), without giving effect to materiality or Material Adverse Effect qualifications, shall be true and correct at and as of the date hereof and at and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of such representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and (B) the Fundamental Representations shall be true and correct in all respects other than de minimis inaccuracies at and as of the date hereof and at and as of the Closing Date (or if such Fundamental Representations expressly relate to a specific date, such Fundamental Representations shall be true and correct at and as of such date).

(ii) Performance and Obligations of the Partnership. The Partnership shall, or shall cause the applicable Acquired Entity to, have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by an Acquired Entity on or prior to the Closing Date.

(iii) Deliveries and Closing Actions. At the Closing, Sellers shall deliver to Buyers:

(A) a duly executed certificate from an authorized Person of the Partnership, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(b)(i) and Section 2.5(b)(ii) have been satisfied;

(B) a duly executed counterpart to the assignment substantially in the form attached hereto as Exhibit A, duly executed by each Seller;

(C) (x) a customary payoff letter in respect of the Holdings First Lien Credit Agreement confirming the total payment required to be made as of the Closing Date to repay in full all Indebtedness of Holdings, including all principal, interest, fees, prepayment premiums and penalties, if any (but excluding any contingent obligations thereunder that survive termination and with respect to which no claim has been made) with respect to the Holdings First Lien Credit Agreement (the aggregate of all such amounts being referred to as the “First Lien Debt Payoff Amount”), and providing for the release of all Liens relating thereto, subject only to payment of the First Lien Debt Payoff Amount; and (y) duly executed customary recordable releases and terminations with respect to any and all Liens or security interests, including with respect to or securing the obligations under the Holdings First Lien Credit Agreement, and any hedging obligations and any cash management obligations secured by such Liens or similar instruments;

(D) (x) a customary payoff letter in respect of the Holdings Second Lien Credit Agreement confirming the total payment required to be made as of the Closing Date to repay in full all Indebtedness of Holdings, including all principal, interest, fees, prepayment premiums and penalties, if any (but excluding any contingent obligations thereunder that survive termination and with respect to which no claim has been made) with respect to the Holdings Second Lien Credit Agreement (the aggregate of all such amounts being referred to as the “Second Lien Debt Payoff Amount”), and providing for the release of all Liens relating thereto, subject only to payment of the Second Lien Debt Payoff Amount; and (y) duly executed customary recordable releases and terminations with respect to any and all Liens or security interests, including with respect to or securing the obligations under the Holdings Second Lien Credit Agreement secured by such Liens or similar instruments;

(E) duly executed customary recordable releases and terminations with respect to any and all Liens or security interests with respect to or securing the obligations under the Equity Pledge Agreements by each of Energy Capital Partners III, LP and Energy Capital Partners III-A, LP, each dated as of September 24, 2019, in favor of National Australia Bank Limited, as Administrative Agent, as amended, with respect to their respective equity interests in the Partnership; and

(F) the written resignations, effective as of the Closing, of those directors and officers of the Acquired Entities that Buyers designate in writing to Seller Representative at least two (2) Business Days prior to the Closing.

(c) Conditions to Obligations of Sellers and the Partnership. The obligation of Sellers and the Partnership to consummate the transactions to be performed by Sellers in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties. The representations and warranties of Buyers set forth in Article V of this Agreement shall be true and correct in all respects, other than de minimis inaccuracies, at and as of the date hereof and at and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects at and as of such date).

(ii) Performance and Obligations of Buyers. Each Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyers on or prior to the Closing Date; provided, that the covenants to deliver monetary amounts pursuant to Section 2.5(c)(iii)(A)(y), Section 2.5(c)(iii)(B), Section 2.5(c)(iii)(D) and Section 2.5(c)(iii)(E) shall have been complied with in all respects.

(iii) Deliveries and Closing Actions. At the Closing:

(A) Each Buyer shall deliver to Seller Representative, (x) a duly executed certificate from an officer of each Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(c)(i) and Section 2.5(c)(ii) have been satisfied and (y) the Seller Representative Expense Amount by wire transfer of immediately available funds to an account designated in writing by Seller Representative, which Seller Representative Expense Amount shall not bear interest and shall be used by Seller Representative in accordance with Section 8.13(c);

(B) Buyers shall deliver to Sellers, by wire transfer of immediately available funds to the account(s) designated in writing by Seller Representative to Buyers, in consideration for the LP Interests and the GP Interests, an amount equal to the Initial Purchase Price;

(C) Each Buyer shall deliver to Seller Representative a counterpart to the assignment substantially in the form attached hereto as Exhibit A duly executed by each Buyer;

(D) Buyers shall pay each Outstanding Transaction Expense by wire transfer of immediately available funds in the amounts as has been designated in the Estimated Adjustment Statement to the accounts designated by such payees; and

(E) Buyers shall pay the First Lien Debt Payoff Amount and the Second Lien Debt Payoff Amount (if any) pursuant to payoff letters delivered to Buyers prior to the Closing by Seller Representative to the payees set forth on such payoff letters by wire transfer of immediately available funds to the accounts designated by such payees.

(d) Frustration of Closing Conditions. None of Sellers, the Partnership or Buyers may rely on the failure of any condition set forth in this Section 2.5 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied, including as required by Section 6.2.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.5 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.6 Tax Treatment; Purchase Price Allocation.

(a) Buyers and LP Interest Sellers intend that, pursuant to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 431, the purchase and sale of the LP Interests and (if applicable) the repayment of the Outstanding Second Lien Indebtedness (if any) pursuant to Section 2.5(c)(iii)(E) (which has been consistently treated by all applicable parties as Equity Interests in Holdings for U.S. federal and relevant state and local income Tax purposes) with funds furnished by Buyers shall be treated for U.S. federal (and relevant state and local) income Tax purposes as a sale of partnership interests in the Partnership (and, if applicable, partnership interests in Holdings) and a purchase by Buyers of the assets of the Acquired Entities (the “Intended Tax Treatment”); it being understood that the Intended Tax Treatment is based on the assumption that the representations and warranties of Sellers in Section 3.9(j) are true and correct as of the Closing.

(b) For U.S. federal (and relevant state and local) income Tax purposes, Buyers and Sellers agree to allocate the Purchase Price (and any other items properly treated as consideration for such Tax purposes) among the assets of the Acquired Entities. Buyers shall prepare and deliver to Seller Representative a draft allocation setting forth Buyers’ determination of the allocation of the Purchase Price (and any other items properly treated as consideration for such Tax purposes) among the assets of the Acquired Entities that complies with applicable Law, including Sections 1060, 751 and 755 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days following the determination of the Purchase Price pursuant to Section 2.3 (the “Purchase Price Allocation”), Buyers and Seller Representative shall work in good faith to resolve any disputes relating to the Purchase Price Allocation within 30 days after receipt of Buyers’ proposal and use commercially reasonable efforts to agree on such Purchase Price Allocation; provided, however, if Buyers and Seller Representative are unable to agree on such Purchase Price Allocation during the thirty (30) day period following the delivery of such draft allocation, any disputed items shall be resolved by the Independent Accounting Firm applying, mutatis mutandis, the procedures set forth in Section 2.3(d). If the Purchase Price is adjusted pursuant to this Agreement, Buyers and Seller Representative shall cooperate with each other in order to adjust the Purchase Price Allocation utilizing the same procedure consistent with the originally finalized Purchase Price Allocation and the same procedure set forth in this Section 2.6(a).

(c) Buyers and Sellers shall (and shall cause each of their respective Affiliates to) (i) file all Tax Returns consistent with the final Purchase Price Allocation (as agreed to by Buyers and Seller Representative or finally determined by the Independent Accounting Firm) and the Intended Tax Treatment, and (ii) not take any position inconsistent with such final Purchase Price Allocation or the Intended Tax Treatment in any administrative or judicial Proceeding or otherwise, unless required by a final determination within the meaning of Section 1313 of the Code (or any analogous provision of state or local Tax Law).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES

As an inducement to Buyers to enter into this Agreement and consummate the transactions contemplated hereby, Sellers hereby represent and warrant to Buyers that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Organization; Authority; Enforceability. Each of the Acquired Entities is (a) duly formed, validly existing, and in good standing (or the equivalent) under the Laws of the State of Delaware and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified or to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Entities. The Partnership has the power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party by the Partnership has been duly authorized in accordance with the Governing Documents of the Partnership. No other limited partner proceedings on the part of the Partnership are necessary to approve and authorize the execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is a party has been, or will be upon execution and delivery thereof, duly executed and delivered by the Partnership and constitute the valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.2 Noncontravention. Except as set forth in Schedule 3.2, neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby by the Acquired Entities (a) conflicts with or results in any breach of any of the material terms, conditions or provisions of, (b) constitutes a default under (whether with or without the giving of notice, the passage of time or both), (c) results in a violation of, (d) gives any third-party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under any Contract, Lease or Right-of-Way, (e) results in the creation of any Lien upon the Subject Interests or the properties or assets of the Acquired Entities under, or (f) other than compliance with the applicable requirements of the HSR Act, requires any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of the Acquired Entities or any Law, order or Contract to which any Acquired Entity is bound or subject, except, with respect to any Law, order or Contract, as would not reasonably be expected to be material to the Acquired Entities taken as a whole or materially impair the Acquired Entities’ ability to consummate the transactions contemplated by this Agreement.

Section 3.3 Capitalization.

(a) The LP Interests constitute all of the limited partner interests in the Partnership and the GP Interests constitute all of the general partner interests in the Partnership. The LP Interest Sellers collectively own all of the Class A Interests, Sendero Management owns all of the Class B Interests and the General Partner owns all of the GP Interests. Other than the Subject Interests, the Partnership does not have any other authorized or issued Equity Interests. All of the Subject Interests have been duly authorized, are validly issued, fully paid (to the extent required by the Sendero Partnership Agreement) and, in the case of the LP Interests, non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act), and are owned of record and beneficially by Sellers, free and clear of all Liens other than Securities Liens and those Liens listed on Schedule 3.3(a). Upon consummation of the transactions contemplated by this Agreement, Buyers shall own all of the Subject Interests, free and clear of all Liens other than Securities Liens and Liens arising as a result of the actions of Buyers.

(b) Except for this Agreement and the transactions contemplated hereby and thereby, or as set forth on Schedule 3.3(b):

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Partnership is a party or which are binding upon the Partnership providing for the issuance, disposition or acquisition of any of the Subject Interests;

(ii) the Partnership is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person; and

(iii) there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any of the Equity Interests of the Partnership.

Section 3.4 Subsidiaries.

(a) Except as set forth on Schedule 3.4(a), all of the outstanding Equity Interests of the Partnership Subsidiaries are (i) held, directly or indirectly, by the Partnership, in each case, free and clear of all Liens other than Securities Liens and (ii) have been duly authorized and are validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Partnership Subsidiaries are the only Subsidiaries of the Partnership. There are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Partnership Subsidiary is a party or which are binding upon any Partnership Subsidiary providing for the issuance, disposition or acquisition of any Equity Interests of any Partnership Subsidiary. No Partnership Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Partnership Subsidiaries’ Equity Interests. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Interests of any of the Partnership Subsidiaries.

(b) Other than its interests in the Partnership Subsidiaries, the Partnership does not own, directly or indirectly, any Equity Interests in any Person.

(c) Sellers have provided to Buyers true, accurate and complete copies of the Governing Documents of each of the Partnership Subsidiaries.

Section 3.5 Financial Statements.

(a) Attached as Schedule 3.5(a) are true, accurate and complete copies of: (i) the audited consolidated balance sheet of the Partnership as of December 31, 2021, and the related statements of income, operations and cash flows for the twelve months ended December 31, 2021, together with the related notes and schedules thereto; and (ii) the unaudited consolidated balance sheet of the Partnership as of March 31, 2022 (the “Balance Sheet Date”), and the related statements of income, operations and cash flows for the three months then ended (the items described in the foregoing clauses (i) through (ii), collectively, the “Financial Statements”). Except as set forth on Schedule 3.5(a) or as otherwise noted therein and subject to the absence of footnotes and year-end adjustments with respect to any unaudited Financial Statements, each Financial Statement presents fairly in all material respects the financial condition of the Partnership taken as a whole as of the respective dates thereof or the results of operations and cash flows of the Partnership for the periods covered thereby, in each case in conformity with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements were derived from the books and records of the Partnership, and the Partnership maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of the Financial Statements in accordance with GAAP and to maintain accountability for earnings, liabilities, and assets.

(b) Except as set forth on Schedule 3.5(b) or as would not be material to the Acquired Entities, taken as a whole, no Acquired Entity has Liabilities except (i) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto or on Schedule 3.5(a); and (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (and none of which results from or arises in connection with any breach, violation, or default under any Law, order, Permit, or Contract or any tort, fraud, or infringement); in each case, whether or not such Liabilities are required to be disclosed or reflected on financial statements prepared in accordance with GAAP.

(c) Except as set forth on Schedule 3.5(c), all accounts receivable of the Acquired Entities are (i) are valid and enforceable claims arising from bona fide transactions of the Acquired Entities in the ordinary course of business, (ii) represent monies due for services actually rendered in the ordinary course of business, (iii) are not subject to any material refunds or adjustments, and (iv) are not subject to any defenses, offsets, claims or counterclaims, restrictions or other encumbrances. To the Knowledge of the Partnership, all of such accounts receivable are collectible in the ordinary course of business, net of any applicable allowance for doubtful accounts, which allowance was calculated in accordance with GAAP and reflected in the Financial Statements. All accounts payable of each of the Acquired Entities arose in bona fide transactions of each of the Acquired Entities in the ordinary course of business, and no such account payable is delinquent in its payment in any material respect.

(d) Except as set forth on Schedule 3.5(d), since January 1, 2019, no Acquired Entity has made any changes in its methods of accounting or accounting principles or practices (including with respect to reserves and including any assumptions or elections associated with its current methods of accounting), except as required by GAAP, or took or has taken any action outside the ordinary course of business to delay or postpone the timely payment of accounts payable (and each Acquired Entity has timely paid such accounts payable in the ordinary course of business), accrued liabilities, or other liabilities or obligations or to accelerate the collection of accounts receivable (including offering any discounts or other benefits in connection with such collections other than in the ordinary course of business). Except as set forth on Schedule 3.5(d), there has never been (x) any significant deficiency or weakness in any system of internal accounting controls used by any of the Acquired Entities nor (y) any fraud or similar wrongdoing involving any of the management or employees of any of the Acquired Entities who have a role in the preparation of Financial Statements or the internal accounting controls used by such Persons.

Section 3.6 No Material Adverse Effect. Except as set forth on Schedule 3.6, since the Balance Sheet Date, there has not been any event, change, occurrence, circumstance, fact, effect, or condition that directly or indirectly, individually or in the aggregate with any other event, change, occurrence, circumstance, fact, effect, or condition, has had or resulted in a Material Adverse Effect.

Section 3.7 Absence of Certain Developments. Except as set forth on Schedule 3.7 or as described in the audited Financial Statements, since the Balance Sheet Date, other than in the ordinary course of business, as required by applicable Law or in accordance with Section 6.1(a), no Acquired Entity has:

(a) sold, leased, assigned, transferred or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Proprietary Rights;

(b) made any amendment to its Governing Documents;

(c) made or granted any bonus or any material increase in base salary or material bonus opportunity to any director, individual independent contractor or employee;

(d) become bound by any collective bargaining agreement or otherwise entered into any Contract or understanding with a labor union or other similar representative of employees;

(e) terminated (other than for cause) or transferred any employee;

(f) hired any employee or retained any individual independent contractor, in each instance other than with respect to an individual whose annualized compensation is less than $100,000 and whose hiring or retention was necessary to replace an individual whose employment or engagement had ended;

(g) amended (other than as required by applicable Law or as part of an annual renewal for health or welfare benefits), terminated or adopted any material Employee Benefit Plan;

(h) effectuated any reduction in force, early retirement program, or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff not in compliance with the WARN Act or other applicable Law;

(i) made any material changes to its accounting policies, methods or practices;

(j) (i) made, changed or revoked any material election relating to Taxes, (ii) entered into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax Liability, (iii) filed any material amended Tax Return, (iv) surrendered any right to claim any refund of material Taxes; (v) extended or waived the limitations period applicable to any material Tax claim or assessment relating to the Acquired Entities or its assets, (vi) changed any annual Tax accounting period, (vii) adopted or changed any material method of Tax accounting, (viii) requested any ruling from a Taxing Authority in respect of any material Tax matters, (ix) prepared any material Tax Return in a manner that is not materially consistent with past practice, (x) failed to timely file any material Tax Return required to be filed by any Acquired Entity, or (xi) failed to timely pay any material Taxes required to be paid by any Acquired Entity;

(k) (i) other than as described in this Agreement or the issuance by the Partnership of Class A Interests in exchange for the cancellation of all or a portion of the Outstanding Second Lien Indebtedness in accordance with the terms of the Holdings Second Lien Credit Agreement, issued, sold, delivered, redeemed or purchased any Equity Interests, (ii) declared, set aside or paid any dividends on, or made any other distributions (whether in Cash, securities or property) in respect of, any Equity Interests or (iii) adjusted, split, combined or reclassified any of its Equity Interests;

(l) entered into, amended, terminated, assigned or granted any waiver of any material term under or any material consent with respect to any Material Contract, Lease or Right-of-Way;

(m) (i) incurred or guaranteed any additional Indebtedness in excess of $1,000,000 or (ii) made any loans or advances to any other Person, other than advances to employees in the ordinary course of business;

(n) other than inventory and other assets acquired in the ordinary course of business, acquired properties or assets, including Equity Interests of another Person, with a value in excess of $250,000, whether through merger, consolidation, share exchange, business combination or otherwise;

(o) adopted a plan of complete or partial liquidation or dissolution, filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(p) instituted or settled any material Proceeding;

(q) suffered material damage, destruction or loss (whether or not covered by insurance) to its property in excess of $1,000,000;

(r) made any material capital expenditures in excess of $1,000,000;

(s) permitted the imposition of any Liens (other than Permitted Liens) upon the Acquired Entities’ Real Property or any of the Acquired Entities’ Equity Interests or assets, tangible or intangible;

(t) entered into a new line of business or abandoned or discontinued an existing line of business;

(u) authorized or entered into any Contract to do any of the foregoing; or

(v) taken any action that, if taken following the date hereof, and prior to the Closing Date, would constitute a breach of Section 6.1 or would require any consent or approval of Buyers pursuant to Section 6.1.

Section 3.8 Real Property; Rights-of-Way.

(a) The Acquired Entities own and have good and marketable title to all of the Owned Real Property, a true, correct and complete list of which (including the address and legal description thereof) is set forth on Schedule 3.8(a), and have valid, enforceable and binding leasehold interests in all of their Leased Real Property, a true, correct and complete list of which (including the address and description of the applicable lease) is set forth on Schedule 3.8(a), in each case of all Owned Real Property and Leased Real Property, free and clear of all Liens except for Permitted Liens. Except as would not have a material adverse impact on the operations of the business of the Acquired Entities taken as a whole and as currently conducted, with respect to the Leased Real Property (i) all Leases are valid, in full force and effect and effective against such Acquired Entity party thereto and, to the Knowledge of the Partnership, the counterparties thereto, in accordance with their respective terms, and (ii) there is not, under any of such Leases, (a) any existing default by any Acquired Entity party thereto or, to the Knowledge of the Partnership, the counterparties thereto, or (b) to the Knowledge of Sellers, any event, fact or circumstance, which, with notice or lapse of time or both, would be or become a default by such Acquired Entity party thereto, or the counterparties thereto. Other than Permitted Liens, the Acquired Entities are currently in sole possession of the Leased Real Property and neither Sellers nor any of the Acquired Entities has subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. True, correct and complete copies of all such Leases, including any amendments thereof, have been provided to Buyers. Neither Sellers nor any Acquired Entity has (x) entered into any Contract or agreement to sell, or which grants an option or other right to any Person to purchase; or (y) leased or otherwise granted to any Person the right to use or occupy (other than Permitted Liens), any of the Owned Real Property.

(b) Schedule 3.8(b) contains a true, correct and complete list of all Rights-of-Way and similar non-possessory interests which any Acquired Entity owns or has the right to use, in each case which are necessary to the operation of their businesses and assets as of the date hereof. Each of the Acquired Entities owns or has the right to use the Rights-of-Way (subject to Permitted Liens), and each of the Acquired Entities has fulfilled and performed in all material respects all its obligations with respect to such Rights-of-Way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions). The Acquired Entities have not received written notice that the Acquired Entities have not complied in all material respects with the terms of the Rights-of-Way, as applicable. No material and unresolved written claim adverse to the rights of the Acquired Entities as grantee or assignee under any of such Rights-of-Way has been received by any Acquired Entity, and to Sellers’ Knowledge, no party to any Rights-of-Way or any successor to the interest of such party has threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Rights-of-Way. True, correct and complete copies of all Rights-of-Way have been provided to Buyers. Except as set forth on Schedule 3.20 or as would not have a material adverse impact on the operations of the business of the Acquired Entities taken as a whole and as currently conducted the Rights-of-Way, collectively, constitute a continuous and contiguous right-of-way system and there are no gaps in coverage in the Rights-of-Way associated with the operating assets of the business of the Acquired Entities.

(c) The Real Property and Rights-of-Way, collectively, constitute all of the real property rights and interests used in, and necessary in all material respects, for the conduct of the business of the Acquired Entities as currently conducted.

(d) There is no pending or, to the Knowledge of Sellers, threatened condemnation of any Real Property by any Governmental Entity. No Acquired Entity has received any written notice of any eminent domain Proceeding or taking which is still active or pending, nor, to the Knowledge of the Partnership, is any such Proceeding or taking contemplated with respect to all or any material portion of the Real Property, the consummation of which would have a material adverse impact on the operations of the business of the Acquired Entities taken as a whole and as currently conducted.

(e) Sellers have made available to Buyers true, correct, and complete copies of all of Seller’s prior and existing title insurance policies in the possession of Sellers insuring title to the Owned Real Property, including copies of any exceptions thereto in the possession of Sellers relating to the Owned Real Property, all surveys of the Owned Real Property which are in the possession of Sellers, and such other inspection reports, appraisals, information, data, reports, notices, Contracts, agreements and other documents in Sellers’ possession relating to the Owned Real Property.

Section 3.9 Tax Matters.

(a) Except as set forth on Schedule 3.9(a), each of the Acquired Entities has timely filed all material Tax Returns required to be filed by or with respect to it pursuant to applicable Laws, such Tax Returns are accurate, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each of the Acquired Entities has paid all material amounts of Taxes due and payable by it. Each of the Acquired Entities has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third-party. Within the last three (3) years, no written claim has been made by a Taxing Authority in a jurisdiction where any of the Acquired Entities does not file Tax Returns that such Acquired Entity is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(b) The aggregate amount of the unpaid Tax Liabilities of the Acquired Entities for all Tax periods ending on or before the date of the most recent Financial Statements are reflected on the Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes). The aggregate amount of the unpaid current Tax Liabilities of the Acquired Entities for all Tax periods (or portions thereof) prior to and including the Closing Date does not exceed the aggregate amount of the unpaid current Tax Liabilities of the Company as reflected in the Adjusted Working Capital in the Estimated Adjustment Statement.

(c) Except as set forth and identified on Schedule 3.9(c), in the last three (3) years, none of the Acquired Entities has been audited by any federal, state or local Taxing Authority, and there is no material Tax Contest now being conducted or that has been threatened in writing and remains unresolved.

(d) There are no material Liens for Taxes (other than Permitted Liens) on any assets of any of the Acquired Entities.

(e) Except as set forth on Schedule 3.9(e), none of the Acquired Entities has waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any of the Acquired Entities, in each case, which extension is currently in effect.

(f) No closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of applicable U.S. state or local or non-U.S. Tax Law) has been entered into by or with respect to the Acquired Entities, and none of the Acquired Entities has entered into any other agreement or arrangement with any Taxing Authority in respect of Tax matters that requires such Acquired Entity to take any action or to refrain from taking any action. None of the Acquired Entities is a party to any agreement with any Taxing Authority in respect of Tax matters that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(g) None of the Acquired Entities, or Buyers and Buyers’ Affiliates will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of: (i) an adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of applicable U.S. state or local or non-U.S. Tax Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of applicable U.S. state or local or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable U.S. state or local or non-U.S. Tax Law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) the cash method of accounting or long-term contract method of accounting utilized on or prior to the Closing Date; or (vi) a prepaid amount received on or prior to the Closing Date.

(h) None of the Acquired Entities is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, (i) any commercial agreements or contracts that are not primarily related to Taxes and (ii) customary provisions in such entities’ limited liability company agreements, operating agreements or other organizational documents). None of the Acquired Entities has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of applicable U.S. state or local or non-U.S. Tax Law), or as a transferee or successor or by contract (other than (i) any commercial agreement or contract that is not primarily related to Taxes and (ii) customary provisions in such entities’ limited liability company agreements, operating agreements or other organizational documents). None of the Acquired Entities has ever been a member of an affiliated, consolidated, combined or unitary group for income Tax purposes with any Person.

(i) None of the Acquired Entities has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provisions of applicable U.S. state or local or non-U.S. Tax Law).

(j) Each of the Acquired Entities is, and has been since its inception, treated as a partnership or disregarded entity for U.S. federal income Tax purposes.

Section 3.10 Contracts.

(a) Except for Contracts entered into in accordance with Section 6.1(a) or as set forth on Schedule 3.10(a), no Acquired Entity is a party to, or bound by, any:

(i) Contract relating to Indebtedness for Borrowed Money or letter of credit arrangements;

(ii) Contract with respect to the license of any Proprietary Rights to which any Acquired Entity is a party as licensee or licensor (other than Contracts relating to commercially available off-the-shelf software licensed for less than $100,000 in annual fees) or any Contract whereby any Acquired Entity is restricted in its right to use or register any material Proprietary Right;

(iii) Contract that provides for aggregate future payments to or from an Acquired Entity in excess of $500,000 in any calendar year, other than those that can be terminated without material penalty by such Acquired Entity upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the ordinary course of business;

(iv) joint venture agreement or similar arrangement;

(v) power of attorney;

(vi) other than this Agreement, Contract for the sale, transfer or acquisition of any material asset, Equity Interest or business of the Partnership (other than those providing for sales, transfers or acquisitions of assets in the ordinary course of business) or for the grant to any Person of any preferential rights to purchase any asset, Equity Interest or business of any Acquired Entity, in each case, under which there are material outstanding obligations of any Acquired Entity;

(vii) Contract that contains a provision (A) expressly prohibiting or materially restricting any Acquired Entity from (1) engaging in any line of business or conduct of business in any jurisdiction, (2) distributing or offering any products or services, (3) competing with any other Person in any line of business or in any geographic area,

(4) owning, operating, selling, transferring, or otherwise disposing of any asset or (5) hiring, soliciting, or consulting with any Person, (B) that would levy a fine or other payment for doing any of the foregoing or (C) which would so limit the Acquired Entities or its Affiliates after the Closing Date;

(viii) Contract involving the settlement of any Proceeding or threatened Proceeding;

(ix) employment agreements or Contracts with independent contractors or consultants (or similar arrangements) to which any Acquired Entity is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(x) interest rate, currency swap or other hedging agreement or arrangement;

(xi) Contract requiring any Acquired Entity to purchase its total requirements of any product or service from a third party or containing “take or pay” provisions;

(xii) Contracts providing for the assumption of any environmental Liability of any Person; or

(xiii) Contracts with any Governmental Entity.

(b) Except as specifically disclosed on Schedule 3.10(b), each Contract listed on Schedule 3.10(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Acquired Entity and, to the Knowledge of the Partnership, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Except as set forth on Schedule 3.10(b), the applicable Acquired Entity and, to the Knowledge of the Partnership, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in breach of, or default under, in any material respect, any Material Contract. To the Knowledge of the Partnership, no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a material breach of or material violation of, or a material default under, the terms of any Material Contract. A true and complete copy of each Material Contract has been made available to Buyers, including any amendments thereto. No party to any Material Contract has exercised any termination or cancellation rights with respect thereto and no Acquired Entity has received or given any written notice of the intention of any party to any Material Contract to terminate, cancel, breach, amend the terms of, reduce purchases or sales under, renegotiate, otherwise modify, or accelerate the maturity or performance of any Material Contract.

Section 3.11 Proprietary Rights.

(a) The Acquired Entities own or have a right to use, all of the Proprietary Rights used in the conduct of the business of the Acquired Entities as currently conducted (the “Partnership Proprietary Rights”), free and clear of all Liens (other than Permitted Liens).

(b) Schedule 3.11(b) sets forth a complete list of the following Partnership Proprietary Rights owned by any Acquired Entity: (i) issued patents and pending patent applications; (ii) registrations and applications for registration of any copyrights; (iii) registrations and applications for registration of any Trademarks; and (iv) material Software. Except as set forth on Schedule 3.11(b), all Partnership Proprietary Rights owned by any Acquired Entity that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees).

(c) Except as set forth on Schedule 3.11(c), in the three (3) years immediately prior to the date hereof: (i) no written claim contesting the validity, enforceability, registerability, patentability, use or ownership of any Partnership Proprietary Rights has been received by any Acquired Entity and, to the Knowledge of the Partnership, none is threatened; and (ii) no Acquired Entity has received any written notices of any infringement or misappropriation of any Proprietary Rights of any third-party, and in the six (6) years immediately prior to the date hereof, no Acquired Entity has infringed, misappropriated or violated any Proprietary Rights of any third-party. To the Knowledge of the Partnership, no third-party is infringing or misappropriating the Partnership Proprietary Rights owned by the Acquired Entities.

(d) Each of the Acquired Entities has taken commercially reasonable steps to protect its Proprietary Rights and to maintain the confidentiality of its Trade Secrets. All employees, contractors and agents of the Acquired Entities involved in the conception, development, authoring, creation or reduction to practice of any Proprietary Right owned or purported to be owned by the Acquired Entities have assigned such Proprietary Right to the Acquired Entities. The Proprietary Rights will continue to be owned by or licensed to the respective Acquired Entity on identical terms and conditions immediately following the consummation of the transactions contemplated by this Agreement, as are in effect immediately prior to such consummation and no current or former partner, director, officer, or employee of an Acquired Entity will, after giving effect to the transaction contemplated herein, own or retain any ownership rights in or have the right to receive any royalty or other payment with respect to any Proprietary Rights owned or used by an Acquired Entity.

(e) The IT Assets used in the conduct of the Acquired Entities’ businesses are, except as would not reasonably be expected to have a Material Adverse Effect, in a condition sufficient to meet the current requirements of such businesses. The Acquired Entities employ commercially reasonable procedures regarding data security designed to protect the confidentiality, integrity and security of their IT Assets and the data stored therein or transmitted thereby against unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Partnership, the IT Assets do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit (i) unauthorized access to, or disruption of the operation of, a computer or network, or (ii) unauthorized disablement, erasure or other destruction of software, hardware or data. During the past three (3) years, there has been no security breach of any IT Assets that has (x) caused any material disruption to the business of the Acquired Entities and has not been resolved or (y) resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by any of the Acquired Entities. The Acquired Entities have implemented and maintained commercially reasonable backup, business continuity plans and disaster recovery procedures with respect to the IT Assets. In the last twelve (12) months, there has not been any material malfunction or failure with respect to any of the IT Assets that has not been remedied or replaced in all material respects.

(f) The Acquired Entities’ collection, storing and processing of Personal Information is in accordance with all applicable Privacy/Data Security Laws, all outwardly facing privacy policies of the Acquired Entities, and all contractual obligations of the Acquired Entities, and the Acquired Entities have not been required to give notice of any unauthorized access, use or disclosure of Personal Information to any individual person or Governmental Entity. No claims have been asserted or threatened in writing against the Acquired Entities and, to the Knowledge of the Partnership, there are no facts or circumstances that are likely to give rise to any such claims being asserted or threatened against any of the Acquired Entities by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Privacy/Data Security Laws, any applicable privacy policies, or any contractual obligations.

(g) No software developed by any Acquired Entity (“Company Software”) contains any open source, copyleft or community source code in a manner that (i) requires the disclosure, licensing or distribution of any Company Software, including in source code form, or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Acquired Entities to use, distribute or provide access to any Company Software owned by the Acquired Entities.

Section 3.12 Litigation. Except as set forth on Schedule 3.12, (a) there are, and during the past three (3) years there have been, no material Proceedings pending (of which an Acquired Entity has been served notice) or, to the Knowledge of the Partnership, threatened, against any Acquired Entity by or before any Governmental Entity and (b) to the Knowledge of the Partnership, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such material Proceeding. No Acquired Entity is subject to or bound by any material order or judgment of any Governmental Entity.

Section 3.13 Brokerage. Except for arrangements for which Sellers shall be solely responsible or that will be included in the calculation of Outstanding Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Acquired Entity.

Section 3.14 Benefit Plans.

(a) Schedule 3.14(a) sets forth a complete list of each material Acquired Entity Benefit Plan. “Acquired Entity Benefit Plan” shall mean (i) any written Employee Benefit Plan, and (ii) any other written plan, policy or program providing compensation or other employee benefits to any current or former director, officer or employee of any Acquired Entity, in each case, which is maintained, sponsored or contributed to by any Acquired Entity and under which any Acquired Entity has any material obligation or liability, excluding any plan or program that is sponsored solely by a Governmental Entity or a multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”). Notwithstanding the foregoing, Schedule 3.14(a) need not identify an employment agreement or offer letter if such employment agreement or offer letter (1) relates to an employee whose base salary does not exceed $250,000 or (2) will not be in effect as of the Closing Date.

(b) With respect to each material Acquired Entity Benefit Plan, Sellers have delivered or made available to Buyers or their representatives copies of, to the extent applicable, (i) such Acquired Entity Benefit Plan, (ii) the most recent summary plan description for such Acquired Entity Benefit Plan required pursuant to Section 102 of ERISA, (iii) the most recent annual report on Form 5500 filed with the IRS and (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Acquired Entity Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Acquired Entity Benefit Plan has been administered in accordance with its terms and all applicable Laws, including, to the extent applicable, ERISA and the Code; (ii) all contributions required to be made with respect to any Acquired Entity Benefit Plan on or before the date hereof have been made; and (iii) each Acquired Entity Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has an application for a determination or opinion letter pending or has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(d) No Acquired Entity Benefit Plan is a pension plan that is subject to Title IV of ERISA and none of the Acquired Entities has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years. No Acquired Entity Benefit Plan provides post-retirement health, welfare or life insurance benefits to current or former employees or other service providers of any Acquired Entity other than health continuation coverage pursuant to COBRA at the participant’s sole cost (other than as required to be paid by the employer pursuant to the American Rescue Plan Act of 2021 or under an employment agreement, offer letter or severance agreement, plan or policy requiring the Partnership or any of its Subsidiaries to pay or subsidize COBRA premiums after the Closing Date for a terminated employee or the employee’s dependents for a period of six (6) or fewer months).

(e) Except as would not reasonably be expected to have a Material Adverse Effect, with respect to the Acquired Entity Benefit Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Partnership, threatened in writing, and (ii) to the Knowledge of the Partnership, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(f) Except as set forth on Schedule 3.14(f), neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of any of the Acquired Entities to any compensation or benefits, including any severance pay or bonus, (ii) require a contribution or payment by any Acquired Entity to any Acquired Entity Benefit Plan or (iii) result in any excess parachute payments within the meaning of Section 280G of the Code. Except as set forth on Schedule 3.14(f), none of the Acquired Entities has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) or the excise Tax under Section 4999 of the Code.

Section 3.15 Labor Relations; Employee Matters. None of the Acquired Entities is a party to any collective bargaining agreement or other Contract with a labor union or similar representative of employees. Except as set forth on Schedule 3.15, (i) there are not, and have not been, any representation or certification questions, labor organizing campaigns, arbitration proceedings, labor strikes, slowdowns or stoppages, picketing labor grievances or other material labor disputes pending or, to the Knowledge of the Partnership, threatened, with respect to the employees of any Acquired Entity, (ii) each of the Acquired Entities is, and has been during the three (3) year period prior to the date of this Agreement, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, the classification of employees, wages, hours, employee leave, recordkeeping, employee notices, collective bargaining, unlawful discrimination, harassment, retaliation, occupational safety and health, civil rights, immigration, terms and conditions of employment, and plant closing or mass layoffs and (iii) there are no Proceedings with respect to or relating to the Acquired Entities pending or, to the Knowledge of the Partnership, threatened (x) before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices or (y) by or on behalf of any current or former employee or independent contractor. No Acquired Entity has any obligations to or with respect to employees arising from its status as a federal, state or local government contractor or subcontractor. As of the date hereof, the employees set forth on Schedule 3.15 represent a majority of the individuals whose employment materially involves the operation of the gathering systems, plants and compressor stations of the Acquired Entities. With respect to each Continuing Employee, Seller has made available to Buyers a true and accurate listing that sets forth each such Continuing Employee’s: name, job title, location of employment, base salary or hourly rate of pay, details of all bonuses, incentives, and other compensation for which he or she is eligible, status as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage Law(s), hire date and service date (if different), leave status (including expected duration of any leave); and details of any visa or other work permit.

Section 3.16 Insurance. As of the date hereof, the Acquired Entities have in place (or are otherwise a named insured or the beneficiary of coverage under) policies of insurance in amounts and scope of coverage, and issued by such insurer(s) and held by such Person(s), and with the nature of coverage and expiration dates as set forth in Schedule 3.16 and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. During the twelve (12) months immediately prior to the date hereof, no Acquired Entity has received any written notice that any such policy will be cancelled, modified or will not be renewed and no Acquired Entity is in material default thereunder. The Acquired Entities maintain, and maintained at all times in the past three (3) years, insurance policies against Liabilities, claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in their industry. Such policies are sufficient for compliance with all applicable Laws and all Contracts to which any of the Acquired Entities is a party or by which any of such Persons is bound in all material respects. Except as set forth in Schedule 3.16, there is no material claim by any of the Acquired Entities currently pending under any such insurance as to which coverage has been denied or disputed by the insurers of such policies in writing, nor has any of the Acquired Entities failed to give notice in a proper and timely manner of any matter capable of coverage under such insurance. With respect to such insurance, all coverage limits, deductibles and self-insured retention amounts, as applicable, are commercially reasonable.

Section 3.17 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.17(a), each Acquired Entity is, and during the three (3) years immediately prior to the date hereof have been, in compliance in all material respects with all applicable Laws, and no written notices have been received by any Acquired Entity from any Governmental Entity alleging a violation of any such Laws, which notices remain unresolved, and to the Knowledge of the Partnership, no Acquired Entity has received notice of any investigation by any Governmental Entity with respect to any violation in any material respect of applicable Law. The Acquired Entities have implemented and maintained policies and procedures designed to discourage any misconduct or violations of applicable Laws.

(b) The Acquired Entities have obtained all material permits required for the ownership and use of their assets and properties and the conduct of their business as currently conducted, and are in compliance in all material respects with all material terms and conditions of such permits. Except as disclosed in Schedule 3.17(b), to the Knowledge of the Partnership, no Proceeding is pending or threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Acquired Entities to use such permit.

Section 3.18 Environmental Matters. Except as set forth in Schedule 3.18, (a) the Acquired Entities are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws (and all material Environmental Permits) in all material respects; (b) the Acquired Entities have obtained all material Environmental Permits required for the ownership and use of its assets and properties and the conduct of its business as currently operated, and all such Environmental Permits are in full force and effect and not subject to termination, revocation, material adverse modification or written challenge by any Person; (c) the Acquired Entities have not received any written notice regarding any actual or alleged violation by any Acquired Entity of, or any Liabilities of any Acquired Entity under, applicable Environmental Laws, which notice remains unresolved, and to the Knowledge of the Partnership, no such notices are threatened; (d) no Acquired Entity has treated, disposed of or released any Hazardous Materials on the Leased Real Property or Rights-of-Way in quantities or in concentrations that require material remediation by the Acquired Entities pursuant to applicable Environmental Laws that has not been resolved in accordance with Environmental Laws; (e) there are no Proceedings pending, or to the Knowledge of the Partnership, threatened, against any Acquired Entity under applicable Environmental Laws, and no Acquired Entity is subject to any outstanding judgment, order or decree of any Governmental Entity under applicable Environmental Laws; (f) no Acquired Entity has expressly assumed by contract or operation of law or otherwise provided any indemnity against any material Liability, including any obligation for corrective or remedial action, of any other Person under any Environmental Laws; (g) to the Knowledge of the Partnership, there are no facts or circumstances that could reasonably be expected to result in a material Liability to the Acquired Entities under any Environmental Law; and (h) Sellers have furnished or made available to Buyers copies of all material environmental site assessments, compliance audits, notices of violation, orders, permits and other material environmental reports or correspondence that are in Sellers’ possession or control and relating to the Acquired Entities.

Section 3.19 Title to and Sufficiency of Assets.

(a) Except as set forth on Schedule 3.19, the Acquired Entities have good title to, or, in the case of leased or subleased tangible personal property, a valid and binding leasehold interest in, or, in the case of licensed tangible personal property, a valid license in, all of its tangible personal property that is material to the Acquired Entities, free and clear of all Liens other than Permitted Liens.

(b) Such tangible personal property constitutes all the assets necessary for the conduct of the Acquired Entities’ business in all material respects in the same manner as conducted immediately prior to the date hereof.

Section 3.20 Condition of Assets. Except as set forth on Schedule 3.20 or as would not reasonably be expected to have a Material Adverse Effect, all equipment, vehicles, and other tangible personal property that are material to the Acquired Entities’ business (a) have been maintained in all material respects in the ordinary course of business (subject to normal wear and tear taking into account use and age), (b) are free from material structural and mechanical defects, (c) do not require any material maintenance or repair services in order to operate in the manner for which they were designed, (d) have not had any material maintenance deferred, (e) remain usable in the ordinary course of business consistent with past practice and conform in all material respects to all applicable Laws, and (f) are, taking into account the age and history of such equipment, vehicles, and other tangible personal property, in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Acquired Entities do not own any idled, abandoned or inactive pipeline assets, except as set forth on Schedule 3.20, or as would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.21 Affiliate Transactions. Schedule 3.21 sets forth a list of all services provided within the last twelve (12) months to any Acquired Entity by Affiliates of the Acquired Entities and by any Acquired Entity to any Affiliates of the Acquired Entities, and the charges assessed for all services provided during such time. Except for employment agreements, the Governing Documents of each Acquired Entity, or as disclosed in Schedule 3.21, there are no loans, Leases, commitments, guarantees, agreements or other transactions or arrangements (oral or written) between any Acquired Entity, on the one hand, and any Affiliate thereof or any current or former director, officer, limited partner, member or employee of such Acquired Entity or any immediate family member or Affiliate of any of the foregoing, on the other hand (each, an “Affiliate Transaction”).

Section 3.22 Minutes of the Acquired Entities. The minutes of each of the Acquired Entities are complete and correct, and true and complete copies thereof have been made available to Buyers. At the Closing, all of those minutes will be in the possession of the Acquired Entities.

Section 3.23 Exclusive Representations and Warranties. The representations and warranties made in this Article III (as qualified by the Disclosure Schedules) and in the certificate of Sellers required to be delivered pursuant to Section 2.5(b)(iii)(A) are the exclusive representations and warranties made by Sellers with respect to the Acquired Entities, including the assets of each of them, or the subject matter of this Agreement and (a) Sellers hereby disclaim any other express or implied representations or warranties made by any Person with respect to the

Acquired Entities or with respect to the subject matter of this Agreement and (b) Sellers are not, directly or indirectly, and no other Person on behalf of Sellers is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Acquired Entities. Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in this Article III and the Disclosure Schedules relating thereto) and in the certificate of Sellers required to be delivered pursuant to Section 2.5(b)(iii)(A), it is understood that any other materials, including any due diligence materials, made available to Buyers or their Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Sellers or their Affiliates or their respective representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyers to enter into this Agreement and consummate the transactions contemplated hereby, each Seller (severally, and not jointly) hereby represents and warrants to Buyers that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization; Authority; Enforceability. Such Seller is a limited liability company, limited partnership or corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware and qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not be reasonably likely to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement. Such Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of such Seller are necessary to approve and authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party has been, or upon delivery thereof will be, duly executed and delivered by such Seller and constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2 Noncontravention. The execution and delivery of this Agreement and each other Transaction Document does not, and the performance of this Agreement and each other Transaction Document will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third-party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, (e) result in the creation of any Lien upon the Subject Interests under, or (f) other than compliance with the applicable requirements of the HSR Act, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of such Seller, or any Law, order or Contract to which such Seller is bound or subject, except, with respect to any Law, order or Contract, as would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.3 Ownership. Except as set forth on Schedule 4.3, such Seller holds the Subject Interests free and clear of all Liens other than Securities Liens. Except as set forth on Schedule 4.3, such Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any of the Subject Interests, or (b) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Subject Interests.

Section 4.4 Litigation. There is no Proceeding pending before any Governmental Entity (of which such Seller has been served notice), against or affecting such Seller or any of its properties or rights with respect to the transactions contemplated hereby.

Section 4.5 Brokerage. Except for arrangements for which Sellers shall be solely responsible or that will be included in the calculation of Outstanding Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

Section 4.6 Exclusive Representations and Warranties. The representations and warranties made in this Article IV and Article III (as qualified by the Disclosure Schedules) and in the certificate of Sellers required to be delivered pursuant to Section 2.5(b)(iii)(A) are the exclusive representations and warranties made by Sellers with respect to Sellers, including the assets of each of them, or the subject matter of this Agreement and Sellers hereby disclaim any other express or implied representations or warranties made by any Person with respect to Sellers or with respect to the subject matter of this Agreement. Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in this Article IV and in Article III and the Disclosure Schedules relating thereto), it is understood that any other materials, including any due diligence materials, made available to Buyers or their Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Sellers or its Affiliates or their respective representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS

As an inducement to Sellers and the Partnership to enter into this Agreement and consummate the transactions contemplated hereby, each Buyer hereby represents and warrants that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date:

Section 5.1 Organization; Authority; Enforceability. Each Buyer is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by each Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership or limited liability company action on the part of each Buyer and no other proceedings on the part of each Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by each Buyer constitute valid and binding obligations of each Buyer, enforceable against each Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2 Noncontravention. The consummation of the transactions contemplated hereby by each Buyer do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third-party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, or (e) other than compliance with the applicable requirements of the HSR Act, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents of each Buyer, or any Law, order or Contract to which each Buyer is bound or subject, except, with respect to any Law, order or Contract, as would not reasonably be expected to have a material adverse effect on each Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 5.3 Brokerage. Except for arrangements for which each Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyers or any of their Affiliates.

Section 5.4 Litigation. There is no Proceeding pending or, to each Buyer’s knowledge, threatened, against or otherwise relating to any Buyer, any of its properties or rights or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on any Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby. Neither Buyer nor any of its Affiliates is subject to any order by a Governmental Entity that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on any Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.5 Solvency. After giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each Buyer and the Acquired Entities will be Solvent immediately after consummation of the transactions contemplated hereby.

Section 5.6 Investment Intent.

(a) Each Buyer understands and acknowledges that the acquisition of the Subject Interests involves substantial risk. Buyers and their representatives have experience as investors in Equity Interests and other securities of companies such as the ones being purchased pursuant to this Agreement, and Buyers can bear the economic risk of their investment (which Buyers acknowledge may be for an indefinite period) and have such knowledge and experience in financial or business matters that Buyers are capable of evaluating the merits and risks of its investment in the Subject Interests.

(b) Buyers are acquiring the Subject Interests for their own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Subject Interests, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Each Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Buyers understand and acknowledge that the Subject Interests have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Buyers acknowledge that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Buyers acknowledge that there is no public market for the Subject Interests and that there can be no assurance that a public market will develop.

Section 5.7 Funds. Each Buyer understands and acknowledges that receipt or availability of funds or financing by Buyers or any of their Affiliates shall not be a condition to each Buyer’s obligations hereunder. As of the execution of this Agreement, each Buyer has, and as of Closing, each Buyer will have, sufficient unrestricted cash on hand or other sources of immediately available funds to enable each Buyer to purchase the Subject Interests at the Closing in accordance with the terms and conditions of this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated hereby, including any adjustment payments to the Initial Purchase Price pursuant to Section 2.3. Each Buyer represents and warrants that all funds paid to Sellers shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

Section 5.8 Customers and Suppliers. Neither Buyers nor any of their respective employees, agents, representatives, financing sources or Affiliates have, without the prior written consent of the Partnership, directly or indirectly contacted any officer, director, employee, shareholder, supplier, distributor, customer or other material business relation of any Acquired Entity prior to the date hereof for the purposes of discussing any Acquired Entity in connection with the transactions contemplated hereby.

Section 5.9 Disclaimer Regarding Projections. Buyers may be in possession of certain projections and other forecasts regarding the Acquired Entities, including projected financial statements, cash flow items and other data of the Acquired Entities and certain business plan information of the Acquired Entities. Each Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, each Buyer is familiar with such uncertainties, each Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and each Buyer shall not have any claim against any Person with respect thereto. Accordingly, each Buyer acknowledges that without limiting the generality of Section 3.23 or Section 4.6, no Seller, Acquired Entity or any of their respective Affiliates, representatives, agents or advisors has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 5.10 Exclusive Representations and Warranties. Each Buyer acknowledges and agrees (a) that the representations and warranties made in Article III and in Article IV (as qualified by the Disclosure Schedules) and in the certificate of Sellers required to be delivered pursuant to Section 2.5(b)(iii)(A) are the exclusive representations and warranties made by Sellers with respect to the Acquired Entities and Sellers, including the assets of each of them, or the subject matter of this Agreement, (b) that Sellers have disclaimed any other express or implied representations or warranties made by any Person with respect to Sellers and the Acquired Entities or with respect to the subject matter of this Agreement and (c) that Sellers are not, directly or indirectly, and no other Person on behalf of Sellers is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Acquired Entities. Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in Article III and in Article IV and the Disclosure Schedules relating thereto) and in the certificate of Sellers required to be delivered pursuant to Section 2.5(b)(iii)(A), each Buyer agrees that any other materials, including any due diligence materials, made available to each Buyer or its Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Sellers or their Affiliates or their respective representatives.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Interim Covenants.

(a) Affirmative and Negative Covenants of the Partnership. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article VII and (ii) the Closing Date, unless Buyers shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated or permitted by this Agreement or as required by Law or any COVID-19 Measures or COVID-19 Response, each Acquired Entity shall (x) operate its business in the ordinary course of business (including, for the avoidance of doubt, by making capital expenditures consistent with past practices), (y) use its commercially reasonable efforts to preserve substantially intact in all material respects its business organization and goodwill and current relationships with significant customers and significant suppliers with whom the Acquired Entities do business, and (z) maintain and keep the material properties and assets of the Acquired Entities in the ordinary course of business consistent with past practices, and no Acquired Entity shall take or omit to take any action that would have required disclosure pursuant to Section 3.7 if such action had been taken after the Balance Sheet Date and prior to the date of this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (A) give Buyers, directly or indirectly, the right to control or direct in any manner the operations of any Acquired Entity prior to the Closing; (B) prohibit or restrict any Acquired Entity’s ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement related to Indebtedness (including any revolving line of credit or similar facility); (C) prohibit or restrict the Partnership from issuing Class A Interests in exchange for the cancellation of all or a portion of the Outstanding Second Lien Indebtedness in accordance with the terms of the Holdings Second Lien Credit Agreement; (D) prohibit or restrict any Acquired Entity from terminating the employment of any employee for cause or hiring any employee with annualized compensation of less than $150,000 in the ordinary course of business consistent with past practice; (E) prohibit or restrict any Acquired Entity from making capital expenditures in the ordinary course of business consistent with past practices; or (F) restrict the ability of any Acquired Entity to declare or pay any Cash distributions prior to the Closing.

(b) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.5.

(c) Exclusivity.

(i) From the date hereof until the earlier of (A) the date this Agreement is terminated pursuant to Article VII and (B) the Closing Date, Sellers shall not, and shall not authorize or permit any of their Affiliates (including each of the Acquired Entities) or any of their respective representatives, to directly or indirectly, (1) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (2) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (3) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal, in each case, other than with Buyers, their Affiliates and their respective representatives.

(ii) Each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including each of the Acquired Entities) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(iii) In addition to the other obligations under this Section 6.1(c), each Seller shall promptly (and in any event within three Business Days after receipt thereof by such Seller or its representatives) advise Buyers orally and in writing of any Acquisition Proposal, the material financial terms and conditions of such Acquisition Proposal and the identity of the Person making the same. To the extent a Seller is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date hereof from providing the information set forth in the preceding sentence, such Seller shall not be required to provide Buyers with the material financial terms and conditions of such Acquisition Proposal, nor the identity of the Person making the same.

(d) Access to Information.

(i) From the date hereof until the earlier of (A) the date this Agreement is terminated pursuant to Article VII and (B) the Closing Date, upon reasonable prior notice, Sellers shall, and shall cause the Acquired Entities to, afford the representatives of Buyers and the Financing Sources reasonable access, during normal business hours, to the properties, books and records of the Acquired Entities, including for the purposes of performing a non-invasive Phase I Environmental Site Assessment, and furnish to the representatives of Buyers and the Financing Sources such additional financial and operating data and other information regarding the business of the Acquired Entities as Buyers or their representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Acquired Entities following the Closing, in each case at the sole cost and expense of Buyers; provided, that, all such access and information need only be provided in accordance with the Confidentiality Agreement or subject to such Persons agreeing to confidentiality undertakings substantially similar to those contained in the Confidentiality Agreement with respect to such information. BUYERS SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLERS, THEIR AFFILIATES (INCLUDING, PRIOR TO THE CLOSING, THE ACQUIRED ENTITIES) AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, MEMBERS, EQUITYHOLDERS, COUNSEL, ACCOUNTANTS, FINANCIAL ADVISORS, ENGINEERS, CONSULTANTS AND OTHER ADVISORS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL PROCEEDINGS, LIABILITIES AND LOSSES ARISING OUT OF, RESULTING FROM, OR CAUSED BY, DIRECTLY OR INDIRECTLY, THE ACTS OR OMISSIONS OF BUYERS, THEIR AFFILIATES, OR ANY PERSON ACTING ON EITHER BUYERS’ OR THEIR AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS, EXCEPT TO THE EXTENT SUCH PROCEEDINGS, LIABILITIES OR LOSSES ARISE FROM THE SOLE NEGLIGENCE OF ANY SELLER OR ITS AFFILIATES (INCLUDING, PRIOR TO THE CLOSING, THE ACQUIRED ENTITIES) OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, MEMBERS, EQUITYHOLDERS, COUNSEL, ACCOUNTANTS, FINANCIAL ADVISORS, ENGINEERS, CONSULTANTS AND OTHER ADVISORS AND REPRESENTATIVES. The foregoing indemnification and hold harmless obligation shall survive the Closing or termination of this Agreement. Buyers shall comply fully with all rules, regulations, policies and instructions, including all health and safety policies and procedures, issued by any Acquired Entity or any third-party operator and provided to Buyers regarding each Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that any Acquired Entity reasonably may impose on contractors authorized to perform work on any property owned or operated by any Acquired Entity.

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall Sellers, the Partnership or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of Sellers, any Acquired Entity or any of their respective Affiliates relating to such information, (4) information the disclosure of which would cause Sellers, any Acquired Entity or any of their respective Affiliates to breach a confidentiality obligation to which it is bound or (5) any Tax Return of Sellers or their respective Affiliates;

(B) the investigation contemplated by Section 6.1(d)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of any Seller, any Acquired Entity or any of their respective Affiliates, and shall not include any Phase II environmental site assessments or any other invasive or intrusive investigations or other testing, analysis or sampling of any media (including with respect to environmental matters);

(C) the auditors and accountants of any Seller, any Acquired Entity or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(D) if so requested by Sellers, Buyers shall enter into a customary joint defense agreement or common interest agreement with Sellers, the Acquired Entities or any of their respective Affiliates with respect to any information provided to Buyers, or to which Buyers gains access, pursuant to this Section 6.1(d)(ii)(D) or otherwise.

(e) Communications. Prior to the Closing, without the prior written consent of Sellers, which Sellers may withhold for any reason or no reason whatsoever in their discretion, Buyers shall not (and shall not permit any of their Affiliates or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) contact any supplier, customer, distributor, contractor or employee of any Acquired Entity, or any Affiliate thereof, in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of any Acquired Entity, or any Affiliate thereof, in respect of the transactions contemplated hereby, or to otherwise discuss the business or operations of the Acquired Entities, or (ii) make any announcement or communication to any supplier, customer, distributor, contractor or employee of any Acquired Entity.

(f) Other Actions. Prior to the Closing, the Partnership shall (i) file of record with the County Clerk of Eddy County, New Mexico a memorandum of dedication and commitment executed by the Partnership evidencing that certain Amended and Restated Gas Gathering, Processing and Purchase Agreement, dated effective as of November 1, 2020 (the “A&R GGPPA”), by and between Marathon Oil Permian LLC (“MOP”) and Sendero Carlsbad Midstream, and (ii) use its reasonable best efforts to cause to be filed of record with the County Clerk of Eddy County, New Mexico an amended and restated memorandum of dedication and commitment executed by the Partnership and MOP evidencing the A&R GGPPA.

Section 6.2 Antitrust Laws.

(a) Each of Buyers and Sellers will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than ten (10) Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act, and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as possible. The Parties shall use reasonable best efforts to obtain as soon as possible, and to cooperate with each other to obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material (including any “second request” in connection with the HSR Act) from any Governmental Entity with respect to the transactions contemplated hereby, then such Party shall make, or cause to be made, as promptly as practicable, a response in compliance with such request. Buyers shall, and shall cause their Affiliates to, pay all fees and make other payments required by applicable Law (including the HSR Act) to any Governmental Entity in order to obtain any such approvals, consents, or orders.

(b) Seller Representative and Buyers shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly furnish the other with copies of notices or other communications between Sellers or Buyers (including their respective Affiliates and representatives), as the case may be, and any third-party or Governmental Entity with respect to such transactions. Seller Representative, on the one hand, and Buyers, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, and consider in good faith the views and input of the other Party in connection with, any proposed material communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference, or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental

Entity, gives the other Party the opportunity to attend and participate. Buyers shall not, and shall cause their Affiliates not to, without the prior written consent of Seller Representative, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act, (ii) extend or restart the waiting, review or investigation period under any applicable Antitrust Law or (iii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Entity to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the transactions contemplated hereby.

(c) Each of Buyers and Sellers shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition (collectively, the “Antitrust Laws”). Each of Buyers and Sellers shall use reasonable best efforts to take such action as may be required to cause the expiration or termination of all waiting or notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as soon as possible after the execution of this Agreement.

(d) In connection with and without limiting the foregoing, Buyers agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity or other Person so as to enable the Parties to close the transactions contemplated by this Agreement as soon as possible (and in any event no later than the Outside Date), including taking all such action as may be necessary or advisable to resolve such objections, if any, as any Governmental Entity or other Person may assert under any applicable Antitrust Laws with respect to the transactions contemplated hereby provided, however, that Buyers shall not be required to divest any assets. At the request of Seller Representative, each Buyer shall, and shall cause their Affiliates to, use its reasonable best efforts to vigorously contest, resist, defend, litigate on the merits and appeal, including through the issuance of a final, non-appealable order or other Law, any Proceeding brought by a Governmental Entity or other Person, whether judicial or administrative, challenging or seeking to delay, restrain or prohibit the consummation of the transactions contemplated hereby. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, Buyers shall, and shall cause their Affiliates to, if necessary to eliminate any impediment under the HSR Act or any other Antitrust Law that is asserted by any Governmental Entity or any other Person, offer, propose, negotiate, agree and commit to and effect, by consent decree, hold separate order or otherwise, (i) conduct of business restrictions, including restrictions on Buyers’ or their Affiliates’ ability to manage, operate or own any assets, businesses or interests, and (ii) any other change or restructuring of Buyers, Buyers’ Affiliates or the Acquired Entities and other actions and non-actions with respect to assets, businesses or interests of Buyers, Buyers’ Affiliates or the Acquired Entities.

(e) Buyers shall not, and shall cause their Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets or Equity Interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, could (i) impose material delay in the obtaining of, or increase the risk of not obtaining, any clearances, approvals or consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order or other Law prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such order or other Law on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement; provided, that the foregoing clauses (i) through (iv) shall not apply to any acquisition of the interests of Crestwood Permian Basin Holdings LLC by Affiliates of Buyers from FR XIII Crestwood Permian Basin Holdings LLC or its Affiliates.

Section 6.3 R&W Insurance Policy. Should Buyers or their Affiliates acquire a representation and warranty insurance policy in connection with the transaction (the “R&W Insurance Policy”), then such R&W Insurance Policy shall expressly provide that (and each Buyer expressly acknowledges that) the insurer issuing such R&W Insurance Policy shall have no, and shall waive and not pursue any and all rights of subrogation or contribution against Sellers or any of their respective equityholders, members, directors, officers, employees or agents, except in the case of such Person’s Fraud. The R&W Insurance Policy shall further provide that (a) Buyers, their Affiliates, and the insurers and underwriters issuing such R&W Insurance Policy shall not amend, delete, modify or waive the foregoing waiver without Sellers’ prior written consent and (b) Sellers shall be the express third-party beneficiaries of such waiver. Notwithstanding anything to the contrary in this Agreement, should Buyers or their Affiliates acquire an R&W Insurance Policy, no Seller, or any of its Affiliates or its and their respective past, present or future equityholders, members, directors, officers, employees or agents, shall be entitled to any proceeds from such R&W Insurance Policy without the prior written consent of Buyers. Should Buyers obtain any R&W Insurance Policy, Buyers shall pay or cause to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy.

Section 6.4 Casualty and Condemnation. Notwithstanding anything herein to the contrary, from and after the date hereof, if the Closing occurs, Buyers shall assume all risk of Loss with respect to the depreciation of all assets and properties of the Acquired Entities due to ordinary wear and tear. If, after the date hereof but prior to or on the Closing Date, any portion of the assets or properties of the Acquired Entities are destroyed by fire, explosion, hurricane, storm, weather events, earthquake, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain by any Governmental Entity, whether or not fixed or repaired or in any way remediated resulting in a Loss (each a “Casualty Loss”), and unless any Casualty Loss or series of related Casualty Losses (less any amounts recovered or expected to be recovered under any insurance policy or from any third party and based solely on the cost of restoring, repairing or replacing the applicable assets and excluding any consequential, special or indirect damages and any lost profits resulting from such Loss), exceed $35 million in the aggregate, Buyers and Sellers shall nevertheless be required to proceed with the Closing. The Acquired Entities shall use commercially reasonable efforts to seek and maximize recovery for a Casualty Loss under any insurance policy maintained by the Acquired Entities. To the extent Sellers are entitled to recovery under any insurance policy not maintained by the Acquired Entities on account of any Casualty Loss, Sellers shall use commercially reasonable efforts to seek and maximize such recovery under such insurance policy and shall pay to Buyers or the Partnership the net amounts recovered under such policy (less any costs incurred by Sellers to recover such amounts).

Section 6.5 Certain Tax Matters.

(a) Tax Returns. Sellers shall be responsible for, and shall cause to be prepared and filed, (i) all Tax Returns of the Acquired Entities that are required to be filed on or prior to the Closing Date (taking into account applicable extensions) and (ii) all Pass-Through Tax Returns (such Tax Returns described in (i) and (ii), “Seller Tax Returns”). Each such Seller Tax Return shall be prepared consistent with past practices, unless otherwise required by applicable Law. Seller Representative shall deliver a copy of each such Seller Tax Return required to be filed after the Closing Date to Buyers for review and comment no later than fifteen (15) calendar days prior to filing such Tax Return (taking into account applicable extensions). Seller Representative shall consider in good faith all reasonable comments received from Buyers in writing to any such Seller Tax Return no later than ten (10) calendar days after the date such Seller Tax Return is delivered to Buyers. The Parties agree that all income Tax deductions in connection with the payment of any fees and expenses payable by the Acquired Entities or Sellers arising from, incurred in connection with, or incident to this Agreement and the transactions contemplated hereby (including, for the avoidance of doubt, any Outstanding Transaction Expenses), and expenses relating to the existing Indebtedness of the Acquired Entities (including any deferred financing costs, loan fees, any costs related to the redemption of any Indebtedness, any costs related to prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any Indebtedness) or other amounts taken into account as a liability in Adjusted Working Capital that will be paid at or before Closing, shall be reported on the Tax Returns of the Acquired Entities for the Pre-Closing Tax Period to the extent such deductions are “more likely than not” deductible in such Pre-Closing Tax Period. The Parties agree that seventy-percent (70%) of any success-based fees shall be treated as deductible to the extent permitted pursuant to the safe-harbor election of Revenue Procedure 2011-29. Any “extraordinary items” (within the meaning of Section 1.706-4(e)(2) of the Treasury Regulations) arising on the Closing Date but after the Closing shall be consistently reported by the Parties in accordance with Section 1.706-4(e)(1) of the Treasury Regulations (without regard to Section 1.706-4(e)(3) of the Treasury Regulations). Sellers shall be solely responsible for prompt payment of any and all income Taxes related to any items of income, gain, loss or deduction “passed-through” to Sellers on any Pass-Through Tax Return of any of the Acquired Entities for any Pre-Closing Tax Period. Buyers shall be responsible for, and shall cause to be prepared and filed, all other Tax Returns of the Acquired Entities.

(b) Calculation of Taxes. For purposes of calculating Adjusted Working Capital or as is otherwise necessary or relevant for purposes of this Agreement (i) the amount of any Taxes other than ad valorem or property Taxes of an Acquired Entity for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the end of the Closing Date, provided, that any exemptions or allowances calculated on an annual basis (such as for depreciation or amortization) shall be apportioned in the manner described in clause (ii) of this sentence, and (ii) the amount of ad valorem or property Taxes of any Acquired Entity that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such taxable period.

(c) Tax Contests. Buyers and the Acquired Entities shall promptly notify Seller Representative in writing upon receiving notice of any audit, assessment, litigation, contest or other Proceeding relating to Taxes (a “Tax Contest”) for which Sellers could reasonably be expected to be primarily liable under applicable Law for any Pre-Closing Tax Period, and shall promptly deliver to Seller Representative copies of all correspondence received in connection with any such Tax Contest. Seller Representative shall have the right to control the conduct of any Tax Contest relating to any Pass-Through Tax Return (including, for the avoidance of doubt, any Tax Contest relating to any items of income, gain, loss or deduction “passed-through” to Sellers under applicable Law on any Pass-Through Tax Return) but (i) Buyers shall be entitled to participate therein at its own cost and expense, (ii) Sellers shall keep Buyers reasonably informed regarding the progress thereof, and (iii) Sellers shall not settle or compromise such Tax Contest without the prior written consent of Buyers, not to be unreasonably withheld, conditioned or delayed.

(d) Push-Out Election. Notwithstanding anything to the contrary in this Agreement, in the event that the IRS (or any other Taxing Authority) does not determine that the Partnership or Holdings has ceased to exist as a partnership in accordance with Treasury Regulations Section 301.6241-3 (or any comparable provision of applicable Law) following a purported termination thereof pursuant to Section 708(b)(1) of the Code (or any comparable provision of applicable Law), the Parties shall cause an election to be made under Section 6226(a) of the Code (or any comparable provision of applicable Law) with respect to any applicable Pass-Through Tax Return.

(e) Cooperation on Tax Matters. Each Party shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.5 and any Tax Contest with respect to Taxes relating to the Acquired Entities and payments in respect thereof. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Buyers agree to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other applicable Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax Contest concerning Taxes for which the other applicable Parties could reasonably be expected to be liable. Notwithstanding the foregoing, Buyers shall not be required to provide copies of any Tax Return of either Buyers or any of their Affiliates (other than the Acquired Entities).

(f) Transfer Taxes. All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be borne equally by Buyers, on the one hand, and Sellers, on the other hand. Sellers and Buyers will, and will cause their respective Affiliates to, cooperate and join in the execution and filing of any applicable Tax Returns and other documentation in respect of Transfer Taxes. If applicable, Sellers will promptly reimburse Buyers for their share of Transfer Taxes.

(g) Any transactions occurring or actions taken on the Closing Date but after the Closing (other than in the ordinary course of business or consistent with past practice, or as contemplated by this Agreement) by, or with respect to, any Acquired Entity shall be treated (and consistently reported by the Parties) as occurring in a Post-Closing Tax Period.

(h) Post-Closing Actions. After the Closing, Buyers shall not, and shall not permit the Acquired Entities to, without the prior written consent of Seller Representative (not to be unreasonably withheld, conditioned or delayed), (A) extend or waive, or cause to be extended or waived or permit the Acquired Entities to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to any Pre-Closing Tax Period, (B) amend any Tax Return of any Acquired Entity relating to any Pre-Closing Tax Period, (C) make or change any Tax election or an accounting method or practice that, in any case, has retroactive effect to any Pre-Closing Tax Period, or (D) initiate any voluntary disclosure or other communication with any Taxing Authority relating to any Tax payment or Tax Return filing obligation of the Acquired Entities for any Pre-Closing Tax Period, in each case, if such action would reasonably be expected to result in any Seller (or any direct or indirect owner thereof) incurring a material increase in Tax Liability.

(i) Tax Forms; Withholding. At the Closing, Sellers shall deliver (or cause to be delivered) to Buyers, (i) for each Seller and each holder of Outstanding Second Lien Indebtedness, if any, a duly executed IRS Form W-9 and (ii) an IRS Form W-9 or applicable IRS Form W-8 for each payee receiving a payment described in Section 2.5(c)(iii)(D); provided that for the avoidance of doubt, the obligation of Sellers to comply with such delivery requirements shall not be a condition to Closing. Buyers and their Affiliates and agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. If Buyers determine that any deduction or withholding (other than in respect of employment compensation or as a result of the failure to comply with the requirement to deliver the forms described in the first sentence of this Section 6.5(i)) is required in respect of a payment pursuant to this Agreement, Buyers shall promptly provide notice to Seller Representative no less than fifteen (15) days prior to the date on which such payment is to be made, with a written explanation substantiating the requirement to so withhold and shall cooperate in good faith with Seller Representative to eliminate or reduce any such withholding or deduction to the extent permitted by Law; provided, that unless required by a change in Law after the date hereof, no amounts will be withheld under Section 1445 or Section 1446(f) of the Code from any payments or consideration in respect of the Subject Interests or in respect of Outstanding Second Lien Indebtedness (if any) to the extent the documentation described in clause (i) of the first sentence of this Section 6.5(i) is delivered on or prior to the Closing Date. Buyers shall promptly remit all withheld amounts to the applicable Taxing Authority in accordance with applicable Law. Any amounts that are so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Persons who would have received such amounts had no deduction and withholding been required.

(j) Tax Sharing Agreements. All Tax allocation, sharing or indemnity agreements or arrangements (including with respect to Tax distributions) between any of the Acquired Entities, on the one hand, and Seller or any of its Affiliates, on the other hand, shall be terminated effective as of the Closing. After the Closing, by operation of this Section 6.5(j), none of the Acquired Entities shall have any rights or obligations under any such agreement or arrangement.

(k) Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the Adjusted Working Capital shall be determined without regard to any Tax Returns filed after the Closing or any Tax Contests arising after the Closing.

Section 6.6 Press Release. Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Buyers and Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Except in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation, the Parties shall keep the terms of this Agreement confidential, except to the extent required by applicable Law or the requirements of any applicable stock exchange, and except that the Parties may disclose such terms to their respective accountants, legal advisors, equityholders and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

Section 6.7 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, that (a) Buyers shall bear all fees associated with providing notification under the HSR Act in accordance with Section 6.2 (but, for the avoidance of a doubt, Buyers shall not be responsible for legal fees and expenses incurred by Sellers or the Acquired Entities in connection with complying with any request for additional information or documents from any Governmental Entity in connection with such filings), (b) Buyers shall pay, and be solely responsible for, all fees, costs and expenses incurred in respect of (i) the R&W Insurance Policy, and (ii) the Tail Policy pursuant to Section 6.10, (c) Buyers shall pay, and be solely responsible for, all fees, costs and expenses incurred in respect of the financing of the transactions contemplated hereby by Buyers and their Affiliates and (d) Buyers and Sellers shall bear Transfer Taxes in connection with this Agreement pursuant to Section 6.5(f).

Section 6.8 Further Assurances. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.9 Mutual Release. Effective upon the Closing, (x) Sellers shall release and discharge the Acquired Entities from any and all obligations and Liabilities to Sellers in their capacity as equityholders (whether directly or indirectly) of the Acquired Entities of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Sellers shall not seek to recover any amounts in connection therewith from the Acquired Entities and (y) each of the Acquired Entities shall release and discharge Sellers and their respective Affiliates from any and all obligations and Liabilities to the Acquired Entities in their capacity as direct or indirect equityholders of the Acquired Entities as to facts, conditions, transactions, events or circumstances prior to the Closing, and Buyers shall ensure that no Acquired Entity seeks to recover any amounts in connection therewith from Sellers or their respective Affiliates; provided, that this Section 6.9 shall not affect the rights of Sellers, Buyers or the Acquired Entities under this Agreement or Sellers under their respective Governing Documents.

Section 6.10 Directors and Officers.

(a) Buyers acknowledges that (i) each Person that prior to the Closing served as the chief executive officer or was a partner or equityholder of any Acquired Entity and each employee, officer or agent of any of the Acquired Entities set forth on Schedule 6.10(a) (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents in effect as of immediately prior to the Closing (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) following the Closing, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Acquired Entities’ obligations, with respect to claims arising from facts or events that occurred on or before the Closing. In addition to the foregoing, the Parties hereby agree that, notwithstanding the terms of the D&O Provisions, each Person that prior to the Closing served as an officer or manager of the General Partner shall, for purposes of the foregoing sentence, be deemed to be Indemnified Persons pursuant to the D&O Provisions and shall be entitled to indemnification and the other rights of Indemnified Persons set forth in the immediately preceding sentence to the same extent as each other Indemnified Person as contemplated by and pursuant to this Section 6.10(a).

(b) At or prior to the Closing Date, the Partnership shall purchase (at Buyers’ sole cost and expense) and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Partnership, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by the Partnership’s fiduciary and employee benefit policies, in each case, (x) covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Partnership’s existing policies (collectively, the “Tail Policy”) and (y) for a cost not to exceed 300% of the annual aggregate premium for the current such coverage maintained by the Partnership immediately prior to Closing (the “Maximum D&O Premium”). Should the Partnership be unable to obtain the Tail Policy for an amount less than or equal to the Maximum D&O Premium, the Partnership shall obtain as much comparable insurance as possible for an amount less than or equal to the Maximum D&O Premium. Notwithstanding anything to the contrary herein, Buyers shall not compromise or settle, or admit any liability with respect to any claim made under or in respect of the Tail Policy without the prior written consent of the Seller Representative, unless (A) the relief consists solely of money damages, (B) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Persons from all liability with respect thereto and (C) does not result in the admission of any fault, guilt or wrongdoing on the part of the applicable director or officer.

Section 6.11 Access to Books and Records. From and after the Closing, Buyers and their Affiliates shall (at Sellers’ sole expense) make or cause to be made available to Seller Representative and Sellers all books, records, Tax Returns and documents of the Acquired Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to Governmental Entities or (c) such other purposes for which access to such documents is determined by Seller Representative or Sellers to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Seller Representative or Sellers or any of their respective Affiliates under this Agreement and any documents referred to herein. Buyers shall (at their sole expense) cause the Acquired Entities to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller Representative and Sellers at the end of any such period. Notwithstanding anything herein to the contrary, Buyers shall not be required to provide any access or information to Seller Representative or Sellers, their respective Affiliates or any representatives of any of the foregoing which Buyers reasonably believe it or, after the Closing, any Acquired Entity, is prohibited from providing to Seller Representative or Sellers, their respective Affiliates or representatives of any of the foregoing by reason of applicable Law, or which (A) constitutes or allows access to information protected by attorney-client privilege, or which Buyers or the Acquired Entities are legally required to keep confidential or (B) Buyers must prevent access to by reason of a Contract with a third-party or which would otherwise expose Buyers or any of their Affiliates (including, after the Closing, each of the Acquired Entities) to a material risk of Liability.

Section 6.12 Insurance. Buyers shall be solely responsible from and after the Closing for providing insurance to the Acquired Entities and their respective business for events or occurrences occurring after the Closing. Buyers acknowledge that all insurance arrangements maintained by Sellers and their respective Affiliates (not including the Acquired Entities) for the benefit of the Acquired Entities and their respective Affiliates, if any, will be terminated as of the Closing and no post-Closing business interruption, property damage or Liability shall be covered under any such insurance arrangements.

Section 6.13 Employee Matters.

(a) Buyers shall, or shall cause their applicable Affiliate to, make an offer of employment to each person set forth on Schedule 3.15, with such offer providing such employee, during the period beginning on the Closing Date and ending on the first anniversary thereof, with: (i) a base annual salary or wage rate that is no less than the base annual salary or wage rate that is in effect for such Continuing Employee immediately prior to the Closing Date, (ii) bonus and incentive compensation opportunities that are no less favorable in the aggregate than the bonus and incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing Date and (iii) employee benefits that are no less favorable in the aggregate than the benefits provided under any Employee Benefit Plans and any other benefit plans, programs or arrangements available to similarly situated employees of Buyers or their Affiliates;

provided, however, that each Continuing Employee shall be entitled to a minimum of six (6) months of base salary (or base hourly wages, if paid on an hourly basis) as severance in the event that Buyers or their applicable Affiliate terminates such Continuing Employee’s employment within the first six (6) months following the Closing Date without cause. Each Buyer further agrees that, from and after the Closing Date, Buyers shall, or shall cause the applicable Affiliate to, take commercially reasonable efforts to grant each Continuing Employee with credit for any and all service with the Partnership (and any predecessor thereof) earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation and paid time off accrual and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyers or the applicable Affiliate after the Closing Date (the “New Plans”). In addition, each Buyer hereby agrees that each Buyer shall, or shall cause the applicable Affiliate to, take commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of the Partnership, any Continuing Employee or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Notwithstanding anything to the contrary herein, Buyers and the Acquired Entities shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulations Section 54.4980B-9. Each employee of the Partnership (a) set forth on Schedule 6.13(a), (b) set forth on Schedule 6.13(b) who does not receive an offer of employment from Buyers or their Affiliate or (c) who does not accept an offer of employment from Buyers or their Affiliate (each such employee, a “Non-Continuing Employee”) shall tender such Non-Continuing Employee’s resignation in connection with and effective upon the Closing or shall have their employment terminated by the Partnership; Buyers shall be responsible for any severance and any accrued bonus payments that they are owed as of the Closing, which amounts shall be paid to the applicable Non-Continuing Employee by Buyers in connection with the Closing. For the avoidance of doubt, any severance and any accrued bonus payments owed to a Non-Continuing Employee are Outstanding Transaction Expenses. Between the date hereof and the Closing Date, Seller shall make each Non-Continuing Employee that Buyers may identify available to Buyers or their Affiliates in order to facilitate discussions regarding such Non-Continuing Employee providing consulting services to a Buyer or its Affiliate following the Closing, and Seller shall take no action to discourage any such Non-Continuing Employee from entering into any such consulting arrangement.

(b) Set forth on Schedule 6.13(b) is a list of employees of the Partnership to be evaluated by the Buyers and for whom no later than five (5) days prior to Closing, a Buyer or its Affiliate may offer employment consistent with the terms of Section 6.13(a) above (each such employee, a “Potential Employee”). In the event, a Potential Employee accepts such employment offer and assumes employment with Buyer or its Affiliate, then the Potential Employee shall be deemed a “Continuing Employee” for purposes of this Agreement. In the event that Buyers or their Affiliates do not make an employment offer or a Potential Employee does not accept such employment offer, then such employee shall be deemed to be a “Non-Continuing Employee” for purposes of this Agreement.

Section 6.14 Credit Support Obligations. Sellers may supplement the Credit Support Obligations set forth in Schedule 6.14 from time to time prior to the Closing to include additional Credit Support Obligations entered into in the ordinary course of business. Buyers shall, on or prior to the Closing Date, (i) provide replacement guarantees, letters of credit, surety bonds or other assurances of payment with respect to the Credit Support Obligations in form and substance reasonably satisfactory to Seller Representative and the respective banks or other applicable counterparties, and (ii) obtain a complete and unconditional release of Sellers and their respective Affiliates, as applicable, in form and substance reasonably satisfactory to Seller Representative, with respect to all such Credit Support Obligations, and Sellers shall use commercially reasonable efforts to assist in securing such release.

Section 6.15 Disclaimer; Investigation by Buyers; No Other Representations; Non-Reliance of Buyers.

(a) WITHOUT DIMINISHING THE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE ACQUIRED ENTITIES IN ARTICLE III AND WITH RESPECT TO SELLERS IN ARTICLE IV AND IN THE CERTIFICATE OF SELLERS REQUIRED TO BE DELIVERED PURSUANT TO Section 2.5(b)(iii)(A), EACH BUYER ACKNOWLEDGES THAT: (i) THE ASSETS AND PROPERTIES OF THE ACQUIRED ENTITIES HAVE BEEN USED FOR HYDROCARBON MIDSTREAM OPERATIONS, AND PHYSICAL CHANGES IN SUCH ASSETS AND PROPERTIES AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (ii) SUCH ASSETS AND PROPERTIES INCLUDE ABOVE-GROUND AND BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF SUCH ASSETS OR THE PROPERTIES OR THE LANDS BURDENED THEREBY; AND (iii) THE ASSETS AND PROPERTIES HAVE BEEN USED FOR THE TRANSPORTATION AND PROCESSING OF HYDROCARBONS AND THAT THERE MAY BE HAZARDOUS MATERIALS LOCATED IN, ON OR UNDER OR ASSOCIATED WITH THE ASSETS OR PROPERTIES; NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF PIPE, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; THE EQUIPMENT LOCATED ON THE ASSETS OR PROPERTIES OR INCLUDED IN THE ASSETS OR PROPERTIES MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS MATERIALS; NORM-CONTAINING MATERIAL OR OTHER HAZARDOUS MATERIALS MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT; AND SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS MATERIALS FROM THE ASSETS.

(b) EACH BUYER HAS SUBSTANTIAL FAMILIARITY WITH THE BUSINESS OF THE ACQUIRED ENTITIES AND FULLY UNDERSTANDS THE RISKS INHERENT THEREWITH. FURTHERMORE, EACH BUYER (FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, REPRESENTATIVES AND FINANCING SOURCES, IF ANY), HAS CONDUCTED AN INDEPENDENT INVESTIGATION, VERIFICATION, REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE ACQUIRED ENTITIES, AND EACH BUYER, ITS AFFILIATES AND THEIR RESPECTIVE ADVISORS AND REPRESENTATIVES HAVE HAD ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF SELLERS AND THE ACQUIRED ENTITIES FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, EACH BUYER HAS RELIED SOLELY UPON THE AFOREMENTIONED INVESTIGATION, REVIEW AND ANALYSIS AND NOT ON ANY FACTUAL REPRESENTATIONS OR OPINIONS OF ANY ACQUIRED ENTITY OR SELLERS OR OF ANY ACQUIRED ENTITY’S OR SELLERS’ RESPECTIVE EMPLOYEES, DIRECTORS, MANAGERS, OFFICERS, REPRESENTATIVES OR ANY OTHER PERSON, AND, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE WITH RESPECT TO THE ACQUIRED ENTITIES IN ARTICLE III AND WITH RESPECT TO SELLERS IN ARTICLE IV AND IN THE CERTIFICATE OF SELLERS REQUIRED TO BE DELIVERED PURSUANT TO Section 2.5(b)(iii)(A) (IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULES), EACH BUYER (FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, REPRESENTATIVES AND FINANCING SOURCES, IF ANY): (i) SPECIFICALLY ACKNOWLEDGES THAT NONE OF ANY ACQUIRED ENTITY, SELLERS OR ANY OTHER PERSON IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLERS, THE ACQUIRED ENTITIES OR THE ACQUIRED ENTITIES’ BUSINESS, ASSETS, RISKS OR OTHER INCIDENTS OF THE ACQUIRED ENTITIES, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS AND WHETHER THE ACQUIRED ENTITIES POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THEIR BUSINESS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE ACQUIRED ENTITIES FURNISHED TO BUYERS OR THEIR AFFILIATES OR THEIR RESPECTIVE ADVISORS OR REPRESENTATIVES OR MADE AVAILABLE TO BUYERS, THEIR AFFILIATES OR THEIR RESPECTIVE ADVISORS OR REPRESENTATIVES IN ANY DATA ROOMS, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE ASSETS AND PROPERTIES OF THE ACQUIRED ENTITIES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS” VIA THE SALE OF THE SUBJECT INTERESTS; (ii) SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES THAT THE ACQUIRED ENTITIES, SELLERS AND THEIR RESPECTIVE AFFILIATES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (iii) SPECIFICALLY

DISCLAIMS ANY OBLIGATION OR DUTY BY THE ACQUIRED ENTITIES, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV AND IN THE CERTIFICATE OF SELLERS REQUIRED TO BE DELIVERED PURSUANT TO Section 2.5(b)(iii)(A); (iv) SPECIFICALLY ACKNOWLEDGES EACH BUYER IS ENTERING INTO THIS AGREEMENT AND ACQUIRING THE SUBJECT INTERESTS SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV AND IN THE CERTIFICATE OF SELLERS REQUIRED TO BE DELIVERED PURSUANT TO Section 2.5(b)(iii)(A); AND (i) SPECIFICALLY ACKNOWLEDGES THAT EACH BUYER HAS NO KNOWLEDGE AS OF THE DATE OF HEREOF THAT ANY OF THE PARTNERSHIP’S OR SELLERS’ REPRESENTATIONS AND WARRANTIES ARE INACCURATE OR UNTRUE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (x) NEITHER THE PARTNERSHIP NOR SELLERS MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY THIRD-PARTY BENEFICIARY RIGHTS OR OTHER RIGHTS WHICH BUYERS MIGHT CLAIM UNDER ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR SELLERS, THE ACQUIRED ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES, EVEN IF THE SAME WERE MADE AVAILABLE FOR REVIEW BY BUYERS OR THEIR AFFILIATES OR REPRESENTATIVES; AND (y) NONE OF THE DOCUMENTS, INFORMATION OR OTHER MATERIALS PROVIDED TO BUYERS AT ANY TIME OR IN ANY FORMAT BY THE ACQUIRED ENTITIES, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSTITUTE LEGAL ADVICE, AND EACH BUYER WAIVES ALL RIGHTS TO ASSERT THAT IT RECEIVED ANY LEGAL ADVICE FROM THE ACQUIRED ENTITIES, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR COUNSEL, OR THAT IT HAD ANY SORT OF ATTORNEY-CLIENT RELATIONSHIP WITH ANY OF SUCH PERSONS.

Section 6.16 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing. In furtherance of the foregoing, each Buyer, on behalf of itself and its Affiliates, waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Sellers or their respective Affiliates relating to the subject matter of this Agreement and the Schedules attached hereto and the transactions contemplated hereby and thereby, whether arising under or based upon any applicable Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), in each case, other than with respect to Fraud. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, (i) this Section 6.16 is not intended to limit the survival periods contained in any R&W Insurance Policy, which (if purchased) shall be each Buyer’s sole and exclusive recourse (except in the case of Fraud) with respect to any breach or alleged breach by Sellers of any representations and warranties of Sellers contained in this Agreement or in any instrument delivered pursuant to this Agreement, and which shall contain survival periods that shall control for purposes thereunder and (ii) this Section 6.16 is not intended to limit the rights and remedies of Buyers with respect to Fraud. Notwithstanding anything else herein to the contrary, nothing in this Agreement shall be construed to limit any remedies that may be available to a Party in connection with any Fraud committed against such Party by another Party hereto.

Section 6.17 No Recourse; Release.

(a) Notwithstanding anything in this Agreement to the contrary, and notwithstanding the fact that any Party hereto may be a partnership or limited liability company, by each Party’s acceptance of the benefits of this Agreement, each Party hereby acknowledges and agrees that all claims, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Parties, except in the case of Fraud. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing or any Financing Source (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of a party against its owners or Affiliates, including through attempted piercing of the corporate veil) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach, except in the case of Fraud; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates, except in the case of Fraud. Each Nonparty Affiliate is an express third-party beneficiary of this Section 6.17.

(b) Except for the obligations of Sellers under this Agreement, or in the case of Sellers’ Fraud, for and in consideration of the Subject Interests, effective as of the Closing, each Buyer shall and shall cause its Affiliates (including the Acquired Entities) to absolutely and unconditionally release, acquit and forever discharge Sellers and their respective Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, Liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Acquired Entities or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Acquired Entities (and any predecessors), whether related to any period of time before or after the Closing Date, including Liabilities under any Environmental Law.

Section 6.18 Title Insurance and Real Property Cooperation. In the event that Buyers or any of their lenders elects to obtain one or more title insurance policies for any of the Real Property, Buyers shall pay directly to their title insurance company, at Buyers’ sole cost and expense, the cost of all title insurance policy premiums (including, without limitation, the cost of any additional premiums required to secure extended title coverage and the cost of any modifications and endorsements to the title policies requested by Buyers) as well as the cost of any related title searches, title abstracting, lien searches, rundowns, photocopies, and all other costs and charges in connection with the obtaining or procurement of any title policies. Sellers agree to use commercially reasonable efforts to cooperate (at each Buyer’s expense) with Buyers in connection with each Buyer’s efforts to obtain or procure the title policies, including, without limitation, cooperating with Buyers to seek to obtain or procure any estoppels, consents, and title curative documents, to the extent necessary to cure any title defects that do not constitute a Permitted Lien and that would materially impair the validity of title to the Real Property for which a title policy is being obtained; provided, that Sellers shall not be required to (i) pay any consideration or out of pocket costs therefor, (ii) commence, defend or participate in any Proceeding, (iii) offer or grant any accommodation (financial or otherwise) to any third party in connection therewith, or (iv) except as provided in the immediately succeeding sentence, provide any representations or warranties, or (v) provide any indemnities or assume any obligations or Liabilities (whether contingent or otherwise). Sellers further agree, upon the written request of Buyers, to use commercially reasonable efforts to cooperate with Buyers to execute and deliver, and to cause Sellers’ Affiliates to execute and deliver, customary title affidavits, evidence of authority and resolutions, evidence of good standing and organizational documents, but in each case only to the extent in form and substance acceptable to Sellers (it being agreed that in no event shall Sellers be required to provide any indemnification or assume any obligations or Liabilities in connection therewith). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the parties acknowledge that neither the issuance of the title policies, nor the issuance of any endorsements requested by Buyers or their lenders shall be a condition to each Buyer’s obligation to consummate the Closing.

Section 6.19 Financing and Financing Cooperation.

(a) Prior to the earlier of Closing or termination of this Agreement in accordance with Section 7.1, Sellers shall, and shall cause the Acquired Entities and their respective representatives to, use commercially reasonable efforts to provide to Buyers, at each Buyer’s sole cost and expense, such reasonable and customary cooperation in connection with the Financing as may be reasonably requested by Buyers or their representatives. Without limiting the generality of the foregoing, Sellers shall, and shall cause the Acquired Entities and their respective representatives to, upon reasonable request and at each Buyer’s sole cost and expense, (i) furnish the report of the Acquired Entities’ auditor on the three most recently available audited consolidated financial statements of the Acquired Entities (which need not be prepared in comparative form for such periods) and use its commercially reasonable efforts to obtain the consent of such auditor to the use of such report, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use commercially reasonable efforts to cause such auditor to provide customary comfort letters to the arrangers, underwriters, initial purchasers or placement agents, as applicable, in connection with the Financing; (ii) furnish any additional financial statements, schedules, business or other financial data relating to the Acquired Entities as may be reasonably necessary to consummate the Financing (in each case, solely to the extent already prepared in the ordinary course of business consistent with past practice and in the Seller’s or the Acquired Entities’ possession); it being understood that Buyers shall be solely responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act or as may be customary in connection with the Financing;

and (iii) provide reasonable contact (which would be telephonic or by video conference) between (x) senior management and advisors, including auditors, of the Acquired Entities and (y) the proposed arrangers, lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Buyers’ auditors, as applicable, in connection with the Financing, at reasonable times and formats as mutually coordinated and upon reasonable advance notice. All information provided by Sellers, the Acquired Entities or any of its or their respective representatives pursuant to this Section 6.19 shall be kept confidential in accordance with the Confidentiality Agreement or confidentiality undertakings substantially similar to those contained in the Confidentiality Agreement with respect to such information.

(b) All of the information provided by Sellers, the Acquired Entities and their respective representatives pursuant to Section 6.19(a) is given without any representation or warranty, express or implied, and no Seller shall have any liability or responsibility with respect thereto. Notwithstanding anything to the contrary contained in this Section 6.19, nothing in this Section 6.19 shall require any such cooperation to the extent that it would (i) require Sellers, the Acquired Entities or any of their respective representatives, as applicable, to agree to pay any commitment or other similar fees, or incur any liability or give any indemnities or otherwise commit to take any similar action, (ii) require Sellers, the Acquired Entities or any of their respective representatives to provide any information that is not reasonably available to Sellers, the Acquired Entities or such representative, (iii) require Sellers, the Acquired Entities or any of their respective representatives to take any action that will conflict with or violate such Persons’ organizational documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract to which such Person, as applicable, is a party, or result in any officer, director, employee, agent, affiliate or advisor of any such Person incurring any personal liability with respect to any matters relating to the Financing, nor shall any Seller have any liability with respect to any matters relating to any Financing, (iv) unreasonably interfere with the operations of Sellers or any of the Acquired Entities or their ability to perform their obligations in accordance with this Agreement, (v) require any Seller to take any action that would expose it to any liability or to enter into any document, (vi) require the Acquired Entities to take any action that would expose them to any liability prior to Closing or to enter into any document that would be effective or otherwise encumber their assets prior to Closing, (vii) require Sellers, the Acquired Entities or any of their respective representatives to provide or prepare any description of all or any component of the Financing, (viii) require Sellers, the Acquired Entities or any of their respective representatives to provide or prepare any projections, risk factors, pro forma financial information or other forward-looking statements or any similar information or (ix) require Sellers, the Acquired Entities or any of their respective representatives to disclose or provide any information the disclosure of which in the reasonable judgment of Sellers is restricted by applicable Law or is subject to attorney-client privilege or attorney work product privilege. No Seller or Acquired Entity shall be required to take any corporate, limited liability company or limited partnership actions prior to the Closing to permit the consummation of the Financing. In no event shall Sellers or the Acquired Entities be in breach of this Agreement because of the failure to obtain any comfort with respect to, or review of, any financial or other information by its accountants or auditors. Buyers shall promptly upon request by Sellers reimburse Sellers for all reasonable and documented out-of-pocket costs and expenses incurred by Sellers and the Acquired Entities in complying with this Section 6.19.

(c) Buyers shall indemnify, defend, and hold harmless Sellers and their respective Affiliates from and against all Losses incurred by, suffered by, or asserted against, such Persons, caused by, arising out of, or resulting from the provision to or use by Buyers or any of their Affiliates, agents or representatives of information provided pursuant to this Section 6.19 to the fullest extent permitted by applicable Law; EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF SELLERS, BUT EXCLUDING, IN EACH SUCH CASE, DAMAGES TO THE EXTENT ACTUALLY CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER OR ITS AFFILIATES.

Section 6.20 Termination of Acquired Entity Benefit Plans. Effective as of no later than the day immediately preceding the Closing Date and contingent upon the Closing, each applicable Acquired Entity shall terminate any Acquired Entity Benefit Plans maintained or contributed to by the Acquired Entity (including the participation by an Acquired Entity in an Acquired Entity Benefit Plan which is a “multiple employer plan”) that Buyer has requested to be terminated by providing written notice to the Partnership at least twenty (20) days prior to the Closing Date. No later than the day immediately preceding the Closing Date, the Partnership shall provide Buyer with appropriate resolutions evidencing that such Acquired Entity Benefit Plans have been terminated (or that the Acquired Entities have ceased participation in any “multiple employer plan”).

Section 6.21 Termination of Affiliate Transactions. At or prior to the Closing, the Sellers shall terminate, or cause to be terminated, all Affiliate Transactions set forth on Schedule 6.21 and shall cause each Acquired Entity to be released from all covenants, agreements, liabilities and obligations under such Affiliate Transactions, whether arising prior to, at or after the Closing, in each case, to be effective at or prior to the Closing.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Seller Representative and Buyers;

(b) by either Seller Representative or Buyers by written notice to the other if any Law shall have been issued, entered, enacted or promulgated that enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby and such Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose material breach of any representation, warranty, covenant or agreement of this Agreement results in or primarily causes such Law;

(c) by either Seller Representative or Buyers by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before September 22, 2022 (the “Outside Date”); provided, that if the failure to consummate the transactions contemplated hereby by the Outside Date is a result of a continuing investigation by a Governmental Entity under Antitrust Laws or the applicable waiting period under the HSR Act relating to the transactions contemplated hereby not having expired or been terminated, then, upon written notice and election provided by either Seller or either Buyer, the “Outside Date” may upon such notice and election be extended for an additional 120 days; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to (i) any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement, or (ii) Buyers, if Seller Representative is entitled to terminate this Agreement pursuant to Section 7.1(f);

(d) by Seller Representative, if Buyers breach in any material respect any of their representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Sellers’ obligations to consummate the transactions contemplated hereby set forth in Section 2.5(a) or Section 2.5(c) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Buyers by Seller Representative, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Seller Representative if the Partnership or Sellers are then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Buyers, if the Partnership or Sellers breach in any material respect any of their respective representations or warranties contained in this Agreement or the Partnership or Sellers breach or fail to perform in any material respect any of their respective covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to each Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 2.5(a) or Section 2.5(b) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Seller Representative by Buyers, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Buyers if any Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f) by Seller Representative if: (i) all of the conditions to Closing set forth in Section 2.5(a) and Section 2.5(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Seller Representative has notified Buyers that Sellers and the Partnership are ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyers fail to complete the Closing within two (2) Business Days after the delivery of such notification by Seller Representative; and

(g) by Buyers if any portion of the assets or properties of the Acquired Entities suffer a Casualty Loss or series of related Casualty Losses (less any amounts recovered or expected to be recovered under any insurance policy or from any third party and based solely on the cost of restoring, repairing or replacing the applicable assets and excluding any consequential, special or indirect damages and any lost profits resulting from such Loss), in excess of $35 million in the aggregate.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (i) the Confidentiality Agreement and the agreements contained in Section 6.6, Section 6.7, this Section 7.2 and Article VIII of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (ii) no such termination shall (x) relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination (or in the case of Fraud) or (y) impair the right of any Party hereto to compel specific performance by any other Party of such Party’s obligations under this Agreement; provided, that in the case of any such breach by Buyers, and notwithstanding anything to the contrary in this Agreement, the Parties agree that Sellers and the Acquired Entities shall be irreparably harmed by such breach, and Sellers shall be entitled to all remedies available at law or in equity, including equitable relief (including specific performance, and in each case without the necessity of proving actual harm or posting a bond or other security), consequential, indirect or special damages, damages for the benefit of the bargain lost by Sellers and the Acquired Entities (taking into consideration relevant matters, including the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement and the time value of money), and diminution in value of the Acquired Entities and the reimbursement of Sellers’ and the Acquired Entities’ costs and expenses. Nothing herein shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 8.9.

(b) For the avoidance of doubt, and without limiting the Parties’ rights under this Section 7.2, Section 8.9 or elsewhere under this Agreement, for all purposes of this Agreement, the failure of Buyers to consummate the Closing when required and to make the payments required by Section 2.5(c)(iii) when required shall be an intentional breach of this Agreement by Buyers that is not capable of being cured, that has prevented consummation of the transactions contemplated hereby (including if such failure results from Buyers being unable to obtain all or any portion of any contemplated Financing for the transactions contemplated hereby or failing to take all actions when and in the manner required of it hereunder), and that gives rise to Seller Representative’s termination right pursuant to Section 7.1(d) or Section 7.1(f). For purposes of this Section 7.2(b) and without limiting Seller Representative’s rights under this Section 7.2, Buyers shall conclusively be deemed obligated to consummate the Closing and to make the payments required by Section 2.5(c)(iii), as of a particular date, if (i) the conditions set forth in Section 2.5(b) would be satisfied if the Closing were to occur on such particular date and (ii) all conditions to Closing set forth in Section 2.5 (other than (A) the conditions set forth in Section 2.5(b), (B) those conditions which by their terms or nature are to be satisfied by performance at Closing and (C) any conditions that are not satisfied as a result of a breach by Buyers of any representation, warranty, covenant or agreement contained in this Agreement) have been satisfied or duly waived in accordance with this Agreement on or prior to such particular date.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyers and Seller Representative. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall a waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Notwithstanding anything to the contrary contained herein, Section 6.17, this Section 8.1, Section 8.8, Section 8.10 and Section 8.15 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of the foregoing Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 8.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day (or the next Business Day if after 5:00 p.m.), (b) on the next day if delivered by reputable overnight express courier (charges prepaid), or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Partnership, Buyers and Seller Representative shall be sent to the addresses indicated below:

Notices to Seller Representative, and prior to the Closing, the Partnership:

Energy Capital Partners III-A, LP

c/o Energy Capital Partners III, LLC

40 Beechwood Avenue

Summit, New Jersey 07901

Attention:  Kelly Self

                  Peter Labbat

Email:       kself@ecpgp.com

                  plabbat@ecpgp.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:  William N. Finnegan IV

                  Lauren Anderson

Email:       bill.finnegan@lw.com

                   lauren.anderson@lw.com

Notices to Buyers, and following the Closing, the Partnership:

Crestwood Midstream Partners LP

2440 East Pershing Road, Suite 600

Kansas City, Missouri 64108

Attention:  William H. Moore

Email:        william.moore@crestwoodlp.com

with a copy to (which shall not constitute notice):

Crestwood Midstream Partners LP

811 Main Street, Suite 3400

Houston, Texas 77002

Attention: Joel Lambert

Email: Joel.lambert@crestwoodlp.com

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:  Gillian Hobson

Email:        ghobson@velaw.com

Section 8.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of Buyers and Seller Representative. In the event the Partnership or any of its successors or assigns (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Partnership shall be deemed to have assumed the obligations set forth in Section 6.10.

Section 8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.5 Headings. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.7 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.8 Governing Law; Waiver of Jury Trial; Jurisdiction. The Laws of the State of Delaware shall exclusively govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, provided that (without limiting the provisions of Section 8.10 and Section 8.14) any claims or causes of action (whether in contract or tort) in connection with this Agreement against any Financing Sources in any way relating to any Financing and the transactions contemplated thereby shall be governed by and construed in accordance with the internal Laws of the State of New York. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or the Federal District Court for the District of Delaware in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 8.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Indemnified Persons and Nonparty Affiliates, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder); provided that the Financing Sources shall be deemed third party beneficiaries of Section 6.17, Section 8.1, Section 8.8, this Section 8.10 and Section 8.15 (and the defined terms used in such sections), each of which shall be enforceable by each Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the internal Laws of the State of New York. Without limiting the provisions of this Section 8.10 and notwithstanding anything to the contrary in this Agreement, each of the Parties hereto (a) agrees that it will not bring or support any action cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.2 shall be effective service of process against it for any such action brought in any such court, (d) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11 Acknowledgement and Waiver.

(a) It is acknowledged by each of the Parties that Sellers have retained Latham & Watkins LLP (“Latham & Watkins”) to act as their counsel in connection with the transactions contemplated hereby and that Latham & Watkins has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Each Buyer agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of Latham & Watkins’ representation of Sellers related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among Latham & Watkins and Sellers and/or their respective Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Acquired Entities and

Latham & Watkins related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to Sellers, (ii) each Buyer, on behalf of itself and on behalf of the Acquired Entities, hereby release all rights and interests to and in such communications and related materials and (iii) each Buyer, on behalf of itself and on behalf of the Acquired Entities hereby release any right to assert or waive any privilege related to the communications referenced in this Section 8.11, and (iv) each Buyer, on behalf of itself and on behalf of the Acquired Entities, acknowledges and agrees that all such rights shall reside with Sellers.

(b) Each Buyer agrees that, notwithstanding any current or prior representation of the Acquired Entities by Latham & Watkins, Latham & Watkins shall be allowed to represent Sellers or any of their respective Affiliates in any matters and disputes adverse to Buyers and/or the Acquired Entities that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Buyers, on behalf of itself and the Acquired Entities, hereby waives any conflicts or claim of privilege that may arise in connection with such representation. Further, each Buyer agrees that, in the event that a dispute arises after Closing between Buyer or any Acquired Entity, on the one hand, and any Seller or any of its Affiliates on the other hand, Latham & Watkins may represent such Seller or Affiliate in such dispute even though the interests of such Seller or Affiliate may be directly adverse to Buyers or an Acquired Entity and even though Latham & Watkins may have represented an Acquired Entity in a matter substantially related to such dispute.

(c) Each Buyer acknowledges that any advice given to or communication with any Seller or any of its Affiliates (other than the Acquired Entities) shall not be subject to any joint privilege and shall be owned solely by such Seller or Affiliate. Each Buyer hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Latham & Watkins.

Section 8.12 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein and the Recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes. No Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Where only brief particulars of a matter are set out or referred to in the Schedules or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third-party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, Sellers expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.13 Seller Representative.

(a) By execution hereof, each Seller irrevocably constitutes and appoints ECP III-A to act as agent and attorney-in-fact for and on its behalf (“Seller Representative”) regarding any matter under this Agreement or otherwise relating to the transactions contemplated hereby, including: (i) delivering and receiving notices, including service of process, with respect to any matter under this Agreement; (ii) executing and delivering any and all documents and taking any and all such actions as shall be required or permitted of Seller Representative pursuant to this Agreement, including any and all such documents and actions with respect to the final determination of any adjustment of the Initial Purchase Price pursuant to Section 2.3; (iii) providing notice of, demanding, pursuing or enforcing, in its discretion, any claim, including specific performance in accordance with the terms of Section 8.9, against Buyers for a breach of this Agreement; (iv) taking, in its discretion, any and all actions, and delivering and receiving any and all notices hereunder, in respect of or in connection with any claim for Losses, including the negotiation, settlement or compromise of any disagreement or dispute with Buyers in respect thereof; (v) withholding funds to pay expenses and obligations arising in its capacity as Seller Representative; (vi) executing and delivering, on behalf of Sellers, any Contract, agreement, amendment or other document or certificate, including any settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement, any such Contract, agreement, amendment or other document or certificate to have the effect of binding Sellers as if each Seller, as applicable, had personally entered into such agreement; and (vii) engaging such attorneys, accountants, consultants and other Persons as Seller Representative, in its discretion, deems necessary or appropriate to accomplish any action required or permitted of it hereunder.

(b) Seller Representative will not be liable for any act taken or omitted to be taken as Seller Representative, while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to Seller Representative by Sellers, the Partnership, Buyers, or any third-party or any other evidence deemed by Seller Representative to be reliable, and Seller Representative shall be entitled to act on the advice of its selected counsel. Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement if Seller Representative shall have received such advice or concurrence as it deems appropriate with respect to such inaction, or if Seller Representative shall not have been expressly indemnified to its satisfaction against any and all liability and expense that Seller Representative may incur by reason of taking or continuing to take any such action. Sellers hereby agree to indemnify Seller Representative from any Losses arising out of service in its capacity as Seller Representative hereunder.

(c) Seller Representative hereby accepts the foregoing appointment and agrees to serve as representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from Sellers, pro rata based on their respective ownership of the LP Interests as of immediately prior to Closing, of fees and expenses incurred by Seller Representative in its capacity as such. In accordance with Section 2.5(c)(iii)(A), Buyers will, on the Closing Date, pay the Seller Representative Expense Amount to Seller Representative by wire transfer of immediately available funds to an account designated by Seller Representative, as a fund for the fees and expenses incurred by Seller Representative in its capacity as such in connection with this Agreement (the “Seller Representative Expense Account”). Any balance of the Seller Representative Expense Account not used for such purposes (as determined by Seller Representative in good faith) shall be paid to Sellers, pro rata based on their respective ownership of the LP Interests as of immediately prior to Closing, as though such amount had not been held back and had instead been paid to Sellers by Buyers in accordance with Section 2.5(c)(iii)(B). For U.S. federal income and other applicable Tax purposes, the Seller Representative Expense Amount shall be treated as having been paid to and voluntarily set aside by Sellers on the Closing Date.

(d) Subject to Section 8.13(e), from and after the Closing, each Buyer is entitled to deal exclusively with Seller Representative on all matters relating to this Agreement and related agreements. A decision, act, consent or instruction of Seller Representative constitutes a decision of Sellers. Such decision, act, consent or instruction is final, binding and conclusive upon Sellers and Buyers may rely upon any decision, act, consent or instruction of Seller Representative. The appointment and power of attorney made in this Section 8.13 shall to the fullest extent permitted by applicable Law be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by Law be irrevocable and not be subject to termination by operation of applicable Law, whether by the death or incapacity or liquidation or dissolution of a Seller or the occurrence of any other event or events. Any action taken by Seller Representative on behalf of Sellers pursuant to this Agreement shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless of whether or not Sellers, Seller Representative, the Partnership, any related Person or Buyers shall have received notice of any such death, incapacity, liquidation, dissolution or other event. Notices or communications to or from Seller Representative will constitute notice to or from Sellers.

(e) In the event of the incapacity of Seller Representative, Seller Representative or his trustee, receiver or personal representative, as applicable, shall promptly designate a substitute and its written notice to Sellers of such substitute, which substitute shall from the time of such designation have all the rights and responsibilities of Seller Representative hereunder, as applicable.

Section 8.14 Guarantee.

(a) Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, all of Buyers’ obligations hereunder (the “Guarantee”), including, for the avoidance of doubt, Buyers’ obligations under Article II and Section 7.2. The Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms. The Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects each Buyer’s obligations hereunder) or any assumption without the consent of the Partnership and Seller Representative of any such guaranteed obligation by any other Party. The obligations of Guarantor hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of Buyers, or the merger or consolidation of Buyers with or into any Person or any sale or transfer by Buyers of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar Proceedings involving or affecting Buyers, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Buyers’ obligations hereunder and then only to such extent) or (iv) any disability or any other defense of Buyers or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise. In connection with the foregoing, Guarantor waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. The Acquired Entities and Sellers entered into this Agreement in reliance upon this Section 8.14. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Guarantor set forth in this Section 8.14 are knowingly made in contemplation of such benefits.

(b) Guarantor hereby represents and warrants as follows: (i) Guarantor is duly formed and validly existing under the Laws of Delaware, and has all power and authority to execute, deliver and perform obligations created by this Section 8.14; (ii) the execution, delivery and performance of this Agreement by Guarantor has been duly and validly authorized and approved by all necessary corporate (or corollary) action; (iii) this Agreement has been duly and validly executed and delivered by Guarantor and constitutes a valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms; (iv) all consents, approvals, authorizations of, or filings with, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by Guarantor have been obtained or made; (v) the execution, delivery and performance by Guarantor of this Agreement do not and will not violate its organizational or Governing Documents, any applicable Law or any material contractual restriction binding on Guarantor or its assets; and (vi) Guarantor has, and, for so long as this Section 8.14 shall remain in effect in accordance with its terms, Guarantor shall have, funds sufficient to satisfy all of its obligations hereunder.

(c) Notwithstanding anything to the contrary herein, in the event of an action by any Party entitled to enforce the provisions of this Section 8.14, except to the extent expressly waived pursuant to this Section 8.14, Guarantor shall have available to it all defenses that Buyers would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar Proceedings involving or affecting Buyers).

Section 8.15 Waiver of Claims Against Financing Sources. Notwithstanding anything in this Agreement to the contrary, Sellers agree, on behalf of itself and its Affiliates, that (a) none of the Financing Sources shall have any liability to Sellers or their Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby, including the financing of such transactions, whether at law or equity, in contract, in tort or otherwise, and (b) none of Sellers nor any of their Affiliates will have any rights or claims against any Financing Sources under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated hereby, including any commitments by the Financing Sources in respect of financing such transactions.

[Signature pages follow]

Each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

PARTNERSHIP:

SENDERO MIDSTREAM PARTNERS, LP

By: Sendero Midstream GP, LLC, its general partner

By:	/s/ Joseph L. Griffin
Name:	Joseph L. Griffin
Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement

ECP PARTIES:

ENERGY CAPITAL PARTNERS III, LP

By: Energy Capital Partners GP III, LP, its general partner

By: Energy Capital Partners III, LLC, its general partner

By: ECP ControlCo, LLC, its sole managing member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Partner

ENERGY CAPITAL PARTNERS III-A, LP

By: Energy Capital Partners GP III, LP, its general partner

By: Energy Capital Partners III, LLC, its general partner

By: ECP ControlCo, LLC, its sole managing member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Partner

Signature Page to Equity Purchase Agreement

ENERGY CAPITAL PARTNERS III-B (SENDERO IP), LP

By: Energy Capital Partners GP III, LP, its general partner

By: Energy Capital Partners III, LLC, its general partner

By: ECP ControlCo, LLC, its sole managing member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Partner

ENERGY CAPITAL PARTNERS III-C (SENDERO IP), LP

By: Energy Capital Partners GP III, LP, its general partner

By: Energy Capital Partners III, LLC, its general partner

By: ECP ControlCo, LLC, its sole managing member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Partner

Signature Page to Equity Purchase Agreement

CARLSBAD CO-INVEST, LP

By: Energy Capital Partners GP III Co-Investment (Sendero), LLC, its general partner

By: Energy Capital Partners III, LLC, its Managing Member

By: ECP ControlCo, LLC, its Managing Member

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Partner

ECP III (SENDERO CO-INVEST) CORP

By:	/s/ Christopher Leininger
Name:	Christopher Leininger
Title:	Vice President & Secretary

Signature Page to Equity Purchase Agreement

SENDERO MANAGEMENT:

SENDERO MIDSTREAM MANAGEMENT, LLC

By:	Sendero Midstream GP, LLC,
its managing member

By:	/s/ Joseph L. Griffin
Name:	Joseph L. Griffin
Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement

GENERAL PARTNER:

SENDERO MIDSTREAM GP, LLC

By:	/s/ Joseph L. Griffin
Name:	Joseph L. Griffin
Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement

LP BUYER:

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC,
its general partner

By:	/s/ William H. Moore
Name:	William H. Moore
Title:	Executive Vice President, Corporate Strategy

GP BUYER:

CRESTWOOD SENDERO GP LLC

By:

By:	/s/ William H. Moore
Name:	William H. Moore
Title:	Executive Vice President, Corporate Strategy

Signature Page to Equity Purchase Agreement

SOLELY FOR PURPOSES OF SECTION 8.14,

GUARANTOR:

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC,
its general partner

By:	/s/ William H. Moore
Name:	William H. Moore
Title:	Executive Vice President, Corporate Strategy

Signature Page to Equity Purchase Agreement

EXHIBIT A

FORM OF ASSIGNMENT AGREEMENT

FORM OF

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”), dated as of [__________], 2022, is entered into by and among Energy Capital Partners III, LP, a Delaware limited partnership (“ECP III”), Energy Capital Partners III-A, LP, a Delaware limited partnership (“ECP III-A”), Energy Capital Partners III-B (Sendero IP), LP, a Delaware limited partnership (“ECP III-B”), Energy Capital Partners III-C (Sendero IP), LP, a Delaware limited partnership (“ECP III-C”), Carlsbad Co-Invest, LP, a Delaware limited partnership (“Carlsbad CIV”), ECP III (Sendero Co-Invest) Corp, a Delaware corporation (“ECP III CIV” and, together with ECP III, ECP III-A, ECP III-B, ECP III-C and Carlsbad CIV, the “ECP Parties”), Sendero Midstream Management, LLC, a Delaware limited liability company (“Sendero Management” and, together with the ECP Parties, “LP Interest Assignors”), Sendero Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“GP Interest Assignor” and, together with the LP Interest Assignors, “Assignors”), Crestwood Midstream Partners LP, a Delaware limited partnership (the “LP Interest Assignee”) and Crestwood Sendero GP LLC, a Delaware limited liability company (“GP Interest Assignee” and, together with LP Interest Assignee, “Assignees”). Each Assignor and Assignee are individually referred to herein as “Party” and collectively referred to herein as the “Parties.”

WHEREAS, Sendero Midstream Partners, LP (the “Partnership”) has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) pursuant to a Certificate of Limited Partnership of the Partnership, as filed in the office of the Secretary of State of the State of Delaware effective as of April 23, 2014, and is additionally governed by that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 8, 2021, as amended;

WHEREAS, LP Interest Assignors collectively own all of the outstanding limited partner interests (the “LP Interests”) in the Partnership, which are comprised of Class A Interests and Class B Interests in the amounts set forth opposite such Assignor’s name in Schedule I;

WHEREAS, GP Interest Assignor is the sole general partner of the Partnership and owns all of the outstanding general partner interests (the “GP Interests” and, together with the LP Interests, the “Assigned Interests”) in the Partnership, which are non-economic general partner interests in the amounts set forth opposite such Assignor’s name in Schedule I;

WHEREAS, pursuant to that certain Equity Purchase Agreement, dated as of May [•], 2022 (the “Purchase Agreement”), by and among the Partnership, Assignors, Assignees, and, solely for purposes of Section 8.14 thereof, Crestwood Equity Partners LP, a Delaware limited partnership, Assignors desire to sell, convey, transfer and assign, and Assignees desires to acquire, the Assigned Interests; and

WHEREAS, the Parties desire that the Partnership continue without dissolution.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.    Definitions. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Purchase Agreement.

2.    Sale and Assignment of LP Interests. LP Interest Assignors hereby sell, assign, convey, transfer and deliver to LP Interest Assignee the LP Interests, free and clear of any Liens other than restrictions arising from applicable securities Laws.

3.    Sale and Assignment of GP Interests. GP Interest Assignor hereby sells, assigns, conveys, transfers and delivers to GP Interest Assignee the GP Interests, free and clear of any Liens other than restrictions arising from applicable securities Laws.

4.    Cessation. Simultaneously with the assignments described in paragraphs 2 and 3 of this Assignment, Assignors do hereby cease to be partners of the Partnership, and shall cease to have or exercise any right or power as partners of the Partnership.

5.    Continuation of the Partnership. The Parties agree that the assignment of the Assigned Interests and the cessation of Assignors as partners of the Partnership does not dissolve the Partnership and the Partnership shall continue without dissolution.

6.    Purchase Agreement. This Assignment is subject to all terms, conditions and limitations set forth in the Purchase Agreement (including, but not limited to, the representations, warranties and covenants set forth therein). In the event of any conflict or inconsistency between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail. Nothing contained herein shall be deemed to alter, modify, expand or diminish the terms of the Purchase Agreement.

7.    Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

8.    Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

9.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

10.    Third-Party Beneficiaries. No provision of this Assignment is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than Assignees, Assignors and/or their respective successors and permitted assigns.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, each Assignor and Assignee have duly executed this Assignment as of the date first written above.

ASSIGNORS:

ENERGY CAPITAL PARTNERS III, LP

By: Energy Capital Partners GP III, LP, its general partner By: Energy Capital Partners III, LLC, its general partner By: ECP ControlCo, LLC, its sole managing member

By:
Name: Title:	Peter Labbat Managing Partner

ENERGY CAPITAL PARTNERS III-A, LP

By: Energy Capital Partners GP III, LP, its general partner By: Energy Capital Partners III, LLC, its general partner By: ECP ControlCo, LLC, its sole managing member

By:
Name: Title:	Peter Labbat Managing Partner

Signature Page to Assignment of Interests

ENERGY CAPITAL PARTNERS III-B (SENDERO IP), LP

By: Energy Capital Partners GP III, LP, its general partner By: Energy Capital Partners III, LLC, its general partner By: ECP ControlCo, LLC, its sole managing member

By:
Name: Title:	Peter Labbat Managing Partner

ENERGY CAPITAL PARTNERS III-C (SENDERO IP), LP

By: Energy Capital Partners GP III, LP, its general partner By: Energy Capital Partners III, LLC, its general partner By: ECP ControlCo, LLC, its sole managing member

By:
Name: Title:	Peter Labbat Managing Partner

CARLSBAD CO-INVEST, LP

By: Energy Capital Partners GP III Co-Investment (Sendero), LLC, its general partner By: Energy Capital Partners III, LLC, its Managing Member By: ECP ControlCo, LLC, its Managing Member

By:
Name: Title:	Peter Labbat Managing Partner

ECP III (SENDERO CO-INVEST) CORP

By:
Name: Title:	Christopher Leininger Vice President & Secretary

Signature Page to Assignment of Interests

SENDERO MIDSTREAM MANAGEMENT, LLC

By: Sendero Midstream GP, LLC, its managing member

By:
Name:	Joseph L. Griffin
Title:	Chief Executive Officer

SENDERO MIDSTREAM GP, LLC

By:
Name:	Joseph L. Griffin
Title:	Chief Executive Officer

Signature Page to Assignment of Interests

ASSIGNEES:

CRESTWOOD MIDSTREAM PARTNERS LP

By:Crestwood Midstream GP LLC, its general partner

By:
Name:	William H. Moore
Title:	Executive Vice President, Corporate Strategy

CRESTWOOD SENDERO GP LLC

By:
Name:	William H. Moore
Title:	Executive Vice President, Corporate Strategy

Signature Page to Assignment of Interests

Schedule I

LP Interests
LP Interest Assignor Entity	Class A Interests	Class B Interests

Energy Capital Partners III, LP

Energy Capital Partners III-A, LP

Energy Capital Partners III-B (Sendero IP), LP

Energy Capital Partners III-C (Sendero IP), LP

Carlsbad Co-Invest, LP

ECP III (Sendero Co-Invest) Corp

Sendero Midstream Management, LLC
GP Interests
GP Interest Assignor Entity	GP Interests

Sendero Midstream GP, LLC